Exhibit 2.1

                           ACQUISITION AGREEMENT,


                       dated as of November 22, 1993
                          as amended and restated
                          as of January 28, 1994,


                                   among


                       COLLINS & AIKMAN GROUP, INC.,


                          KAYSER-ROTH CORPORATION,

                                    and

                      LEGWEAR ACQUISITION CORPORATION




                             TABLE OF CONTENTS
                       (Not a part of the Agreement.)

                                                                  Page

     I.  PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . .   2

          1.1.  Purchase and Sale of Shares  . . . . . . . . . . .   2

     II.  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . .   2

          2.1.  Closing Payment; the Warrant . . . . . . . . . . .   2
          2.2.  Adjustment . . . . . . . . . . . . . . . . . . . .   2
          2.3.  Intercompany Obligations . . . . . . . . . . . . .   8

     III.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . .   9

            3.1.    Representations and Warranties of Seller . . .   9
            3.1.1.  Corporate Matters  . . . . . . . . . . . . . .   9
            3.1.2.  The Shares . . . . . . . . . . . . . . . . . .  10
            3.1.3.  Officers and Directors . . . . . . . . . . . .  11
            3.1.4.  Authorization and Effect of Agreement  . . . .  11
            3.1.5.  No Restrictions  . . . . . . . . . . . . . . .  12
            3.1.6.  Financial Statements . . . . . . . . . . . . .  13
            3.1.7.  Conduct of the Business Since the Balance
                    Sheet Date . . . . . . . . . . . . . . . . . .  15
            3.1.8.  Compliance With Laws . . . . . . . . . . . . .  17
            3.1.9.  Tangible Personal Property; Title to Assets  .  17
            3.1.10.  Real Property . . . . . . . . . . . . . . . .  18
            3.1.11.  Insurance . . . . . . . . . . . . . . . . . .  19
            3.1.12.  Intellectual Property . . . . . . . . . . . .  20
            3.1.13.  Litigation; Decrees . . . . . . . . . . . . .  22
            3.1.14.  Contract Rights . . . . . . . . . . . . . . .  23
            3.1.15.  Employee Plans  . . . . . . . . . . . . . . .  27
            3.1.16.  Taxes . . . . . . . . . . . . . . . . . . . .  32
            3.1.17.  Environmental Matters . . . . . . . . . . . .  34
            3.1.18.  Intercompany Matters  . . . . . . . . . . . .  35
            3.1.19.  Brokerage . . . . . . . . . . . . . . . . . .  35
            3.2.     Representations and Warranties of
                    Purchaser  . . . . . . . . . . . . . . . . . .  36
            3.2.1.  Corporate Organization . . . . . . . . . . . .  36
            3.2.2.  Authorization and Effect of Agreement  . . . .  36
            3.2.3.  No Restrictions. . . . . . . . . . . . . . . .  36
            3.2.4.  Brokerage  . . . . . . . . . . . . . . . . . .  37
            3.3.    Certain Limitations on Representations and
                    Warranties . . . . . . . . . . . . . . . . . .  37

     IV.  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .  39

          4.1.  Investigation by Purchaser . . . . . . . . . . . .  39
          4.2.  Press Releases . . . . . . . . . . . . . . . . . .  41
          4.3.  Regulatory Filings . . . . . . . . . . . . . . . .  42
          4.4.  Injunctions  . . . . . . . . . . . . . . . . . . .  42
          4.5.  Operation of the Business  . . . . . . . . . . . .  43

                                    (i)


                         TABLE OF CONTENTS (cont'd)


                                                                  Page

          4.6.  Satisfaction of Conditions . . . . . . . . . . . .  47
          4.7.  Termination of Credit Agreement  . . . . . . . . .  47
          4.8.  Litigation . . . . . . . . . . . . . . . . . . . .  48
          4.9.  Confidentiality Agreements . . . . . . . . . . . .  48
          4.10.  Resignations  . . . . . . . . . . . . . . . . . .  48
          4.11.  Limitation on Competition . . . . . . . . . . . .  48

     V.  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . .  49

            5.1.    Conditions Precedent to Obligations of
            Purchaser and Seller . . . . . . . . . . . . . . . . .  49
            5.2.    Additional Conditions Precedent to
                    Obligations of Purchaser . . . . . . . . . . .  50
            5.2.1.  No Material Misrepresentation or Breach  . . .  50
            5.2.2.  Transfer Documents; Seller Financing
                    Documents  . . . . . . . . . . . . . . . . . .  51
            5.2.3.  Credit Agreement . . . . . . . . . . . . . . .  51
            5.2.4.  Opinions of Counsel  . . . . . . . . . . . . .  51
            5.2.5.  Pending Litigation . . . . . . . . . . . . . .  52
            5.3.    Additional Conditions Precedent to
                    Obligations of Seller  . . . . . . . . . . . .  52
            5.3.1.  No Material Misrepresentation or Breach  . . .  52
            5.3.2.  Closing Payment  . . . . . . . . . . . . . . .  53
            5.3.3.  Opinion of Counsel . . . . . . . . . . . . . .  53
            5.4.    The Closing  . . . . . . . . . . . . . . . . .  53
            5.5.    Seller's Obligations . . . . . . . . . . . . .  53
            5.5.1.  Transfer Documents . . . . . . . . . . . . . .  53
            5.5.2.  Receipts . . . . . . . . . . . . . . . . . . .  53
            5.5.3.  Other Documents  . . . . . . . . . . . . . . .  53
            5.6.    Purchaser's Obligations  . . . . . . . . . . .  53
            5.6.1.  Closing Payment; Seller Financing Documents  .  54
            5.6.2.  Other Documents  . . . . . . . . . . . . . . .  54
            5.7.    Termination  . . . . . . . . . . . . . . . . .  54
            5.8.    The Purchaser-Company Merger . . . . . . . . .  55

     VI.  SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . .  55

          6.1.  Survival of Representations, Warranties and
                Covenants  . . . . . . . . . . . . . . . . . . . .  55
          6.2.  Limitations on Liability . . . . . . . . . . . . .  56
          6.3.  Indemnification  . . . . . . . . . . . . . . . . .  61
          6.4.  Defense of Claims  . . . . . . . . . . . . . . . .  64

     VII.  OTHER POST-CLOSING COVENANTS  . . . . . . . . . . . . .  69

            7.1.    Employees and Employee Benefit Plans . . . . .  69
            7.1.1.  Assumption of Obligations  . . . . . . . . . .  69
            7.1.2.  Transfer from Wickes Master Trust  . . . . . .  70
            7.1.3.  Plan Amendments or Terminations  . . . . . . .  71
            7.1.4.  Determination Letter Application . . . . . . .  71

                                    (ii)

                         TABLE OF CONTENTS (cont'd)

                                                                  Page

            7.1.5.  Transitional Matters . . . . . . . . . . . . .  71
            7.1.6.  Continuing Benefit Plans . . . . . . . . . . .  72
            7.2.    General Post-Closing Matters . . . . . . . . .  72
            7.2.1.  Post-Closing Notifications . . . . . . . . . .  72
            7.2.2.  Names, Trademarks, Etc . . . . . . . . . . . .  73
            7.2.3.  Access . . . . . . . . . . . . . . . . . . . .  74
            7.2.4.  Certain Tax Matters  . . . . . . . . . . . . .  80
            7.2.5.  Insurance  . . . . . . . . . . . . . . . . . .  94

     VIII.  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . .  96

          8.1.  Notices  . . . . . . . . . . . . . . . . . . . . .  96
          8.2.  Expenses . . . . . . . . . . . . . . . . . . . . .  97
          8.3.  Successors and Assigns . . . . . . . . . . . . . .  98
          8.4.  Waiver . . . . . . . . . . . . . . . . . . . . . .  98
          8.5.  Entire Agreement . . . . . . . . . . . . . . . . .  99
          8.6.  Amendments, Supplements, Etc . . . . . . . . . . . 100
          8.7.  Rights of the Parties  . . . . . . . . . . . . . . 100
          8.8.  Further Assurances . . . . . . . . . . . . . . . . 100
          8.9.  Applicable Law; Jurisdiction . . . . . . . . . . . 100
          8.10.  Titles and Headings . . . . . . . . . . . . . . . 101
          8.11.  Certain Interpretive Matters and Definitions  . . 101

     EXECUTION PAGE  . . . . . . . . . . . . . . . . . . . . . . . 103


                                   (iii)


                             TABLE OF SCHEDULES
                       (Not a part of the Agreement.)

                                                         No.

     The Warrant. . . . . . . . . . . . . . . . . . . .  2.1(a)
     The Estimated Closing Date
        Balance Sheet . . . . . . . . . . . . . . . . .  2.2(a)(1)

     Certain Assets and Liabilities not
        reflected in Closing Date Balance Sheet . . . .  2.2(a)(2)

     Certain Assets and Rights . . . . . . . . . . . .   2.3

     Certain Jurisdictions . . . . . . . . . . . . . .   3.1.1

     The Shares  . . . . . . . . . . . . . . . . . . .   3.1.2

     Officers and Directors  . . . . . . . . . . . . .   3.1.3

     Certain Seller Restrictions . . . . . . . . . . .   3.1.5

     Audited Financial Statements  . . . . . . . . . .   3.1.6(a)

     Balance Sheet . . . . . . . . . . . . . . . . . .   3.1.6(b)(i)

     Certain Adjustments . . . . . . . . . . . . . . .   3.1.6(b)(ii)

     Interim Financial Statements  . . . . . . . . . .   3.1.6(c)

     Certain Accounting Policies . . . . . . . . . . .   3.1.6(d)

     Conduct of the Business . . . . . . . . . . . . .   3.1.7(a)

     Certain Matters . . . . . . . . . . . . . . . . .   3.1.8

     Certain Liens . . . . . . . . . . . . . . . . . .   3.1.9

     Real Property . . . . . . . . . . . . . . . . . .   3.1.10

     Current Insurance Policies  . . . . . . . . . . .   3.1.11

     Intellectual Property . . . . . . . . . . . . . .   3.1.12

     Litigation  . . . . . . . . . . . . . . . . . . .   3.1.13

     Contracts . . . . . . . . . . . . . . . . . . . .   3.1.14

     Employee Matters  . . . . . . . . . . . . . . . .   3.1.15

     Taxes . . . . . . . . . . . . . . . . . . . . . .   3.1.16(b)

                                    (iv)

                        TABLE OF SCHEDULES (cont'd)

                                                             No.

     Certain Remediation Matters . . . . . . . . . . .   3.1.17(a)


     Certain Environmental Matters . . . . . . . . . .   3.1.17(b)

     Certain Intercompany Matters  . . . . . . . . . .   3.1.18

     Certain Purchaser Restrictions  . . . . . . . . .   3.2.3

     Certain Individuals . . . . . . . . . . . . . . .   3.3

     Form of Opinion of Seller's General Counsel . . .   5.2.4(a)

     Form of Opinion of Jones, Day, Reavis & Pogue . .   5.2.4(b)

     Form of Opinion of Dechert Price & Rhoads . . . .   5.3.3

     Certain Loan Documents . . . . . . . . . . . . . .  5.6.1

     Survival of Certain Representations and
       Warranties  . . . . . . . . . . . . . . . . . .   6.1

     Certain Facility Policies . . . . . . . . . . . .   6.2(f)

     Form of Treasury Regulation Certificate . . . . .   7.2.4(o)

                                    (v)


                            AMENDED AND RESTATED
                           ACQUISITION AGREEMENT

          This ACQUISITION AGREEMENT (as amended and restated, this "Agreement") is made and entered into as of the 22nd day of November, 1993 (the "Initial Execution Date"), and amended and restated as of January 28, 1994 (the "Closing Date"), among Collins & Aikman Group, Inc., a Delaware corporation ("Seller"), Kayser-Roth Corporation, a Delaware corporation (the "Company"), and Legwear Acquisition Corporation, a Delaware corporation ("Purchaser").

                                 RECITALS:

               A. The Company, together with its subsidiaries Century Mills, Inc., Her Majesty Realty Company, Inc., Interwoven Sock Co., Inc., Kayser-Roth Direct, Inc., Kayser-Roth Hosiery de Puerto Rico, Inc., Kayser-Roth Leasing Corporation ("K-R Leasing"), Kayser-Roth Payroll Services (NC), Inc., KR Products, Inc., KRP Services, Inc., Medusa Company, Inc. and No nonsense Factory Outlet, Inc. (collectively, the "Subsidiaries"), is presently engaged in the business (the "Business") of designing, manufacturing and marketing branded and private label sheer hosiery, socks and certain components used in the manufacture of disposable surgical gowns as well as other surgical knit products (collectively, "Products");

               B. Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company (the "Shares") and the Company is the record and beneficial owner of all of the issued and outstanding capital stock of each of the Subsidiaries; and

               C.   Seller desires to sell, assign and deliver
     ("Transfer") to Purchaser, and Purchaser desires to purchase and accept from Seller, the Shares on the terms and subject to the conditions set forth in this Agreement;
          NOW, THEREFORE, the parties hereto agree as follows:


                      I.  PURCHASE AND SALE OF SHARES

          1.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing (as hereafter defined), Seller will Transfer to Purchaser, and Purchaser will purchase and accept from Seller, the Shares.

                            II.  PURCHASE PRICE

          2.1. Closing Payment; the Warrant. In payment of the purchase price for the Shares (as such purchase price may be adjusted pursuant to Section 2.2 and Section 6.4(f), the "Purchase Price"), at the Closing, Purchaser will, except as provided in Section 5.6.1, pay to Seller U.S. $170,000,000 (the "Closing Payment") by bank wire transfer of immediately available funds to an account heretofore designated by Seller, and issue to Seller the Warrant in the form of Schedule 2.1(a) (the "Warrant").

          2.2.  Adjustment.  (a)  Attached hereto as Schedule
     2.2(a)(1) is a balance sheet (the "Estimated Closing Balance
     Sheet") which shows an estimate of Parent Company Equity (as

                                     2

     hereafter defined) as of the Closing Date of $120,271,000. The Purchase Price will be adjusted downward (but not upward) by the amount, if any, by which the Actual Closing Date Stockholder's Equity Amount (as hereafter defined) is less than $120,000,000. For purposes of this Agreement, the "Actual Closing Date Stockholder's Equity Amount" means the line item amount for "Parent Company Equity" as it appears on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with this Section 2.2 as of the close of business on the Closing Date (the "Closing Date Balance Sheet") on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing the Balance Sheet (as hereafter defined), except that there will be excluded from the Closing Date Balance Sheet (i) any liability or accrual in respect of any obligations retained or assumed by Seller or any of its Affiliates other than the Company and the Subsidiaries (collectively, "Post-Closing Affiliates") or for which (but only to the extent for which) Seller has an obligation to indemnify any Purchaser Company (as hereafter defined) under any provision of this Agreement, including without limitation Sections 6.3 and 7.1, (ii) any indebtedness or other obligation or liability incurred by the Company or any Subsidiary in connection with the financing by Purchaser or the Company of the transactions contemplated hereby or otherwise at the direction of Purchaser or any Affiliate thereof (including without limitation as provided under Section 5.6.1), and (iii) any assets or rights described on
     Schedule 2.3.  Schedule 2.2(a)(2) is a non-exclusive listing

                                     3

     (furnished solely to facilitate understanding) of certain assets and liabilities which will not be reflected in the Closing Date Balance Sheet.
          (b) Within 90 calendar days after the Closing Date, the Company will cause, and Purchaser and Seller will use their respective reasonable efforts to cause, the management of the Company to prepare and deliver to Purchaser and Seller the Closing Date Balance Sheet setting forth the Actual Closing Date Stockholder's Equity Amount. Purchaser, Seller and their respective representatives will be entitled to review and observe the process of the preparation of the Closing Date Balance Sheet. Without limiting the generality or effect of any other provision hereof, (i) the Company will provide Purchaser, Seller and their respective representatives access, during normal business hours, to the facilities, personnel and accounting and other records and work papers of the Company and its Subsidiaries, to the extent reasonably requested by Purchaser or Seller, as the case may be, in connection with the preparation of the Closing Date Balance Sheet and the audit thereof hereafter contemplated (which access will include without limitation the right to observe the taking of physical inventory counts and other auditing procedures and access to all work papers of the Accountants (as hereafter defined)); provided, however, that Purchaser and Seller will conduct any such review in a manner that does not unreasonably interfere with the conduct of the Business after the Closing, and
     (ii) Purchaser and Seller will each take such actions as may be reasonably requested by the Company to assist the Company in

                                     4

     closing, as of the Closing Date, the books and accounting records of the Company and its Subsidiaries and otherwise reasonably to cooperate with the Company and its management in the preparation of the Closing Date Balance Sheet and such audit.
          (c) The Closing Date Balance Sheet will be (i) prepared in accordance with the standards set forth in the third sentence of
     Section 2.2(a), (ii) audited by the auditing firm of Arthur Andersen & Co. (through its New York City office) or another internationally recognized accounting firm acceptable to Seller and Purchaser (the "Accountants"), and (iii) accompanied by a report thereon by the Accountants, which will state that such balance sheet has been prepared in accordance with such standards. The audited balance sheet, accompanied by such report (collectively, the "Audited Closing Date Balance Sheet Report"), will be furnished by the Company to Purchaser and Seller as promptly as practicable after completion of such audit. The costs and expenses incurred in obtaining the Audited Closing Date Balance Sheet Report from the Accountants will be borne by the Company.
          (d) If, within 30 calendar days after the date of the Company's delivery to Seller and Purchaser of the Audited Closing Date Balance Sheet Report, Seller or Purchaser determines in good faith that the Actual Closing Date Stockholder's Equity Amount has not been determined in accordance with Sections 2.2(a) and 2.2(c), Seller or Purchaser will give notice to the other within such 30 calendar day period (i) setting forth Seller's or Purchaser's determination of the correct Actual Closing Date

                                     5

     Stockholder's Equity Amount and (ii) specifying in reasonable detail Seller's or Purchaser's basis for its disagreement therewith. The failure by either party so to express its disagreement or provide such specification within such 30 calendar day period will constitute such party's acceptance of the determination of the Actual Closing Date Stockholder's Equity Amount contained in the Audited Closing Date Balance Sheet Report. If Purchaser and Seller are unable to resolve any disagreement with regard to such determination within ten calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to the Charlotte, North Carolina office of Price Waterhouse (the "Resolution Accountants") as promptly as practicable. The
      Resolution Accountants will make a determination as to each of the items in dispute, which determination will be (A) in writing,
     (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Resolution Accountants, (C) made in accordance with Section 2.2(a), and (D) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Resolution Accountants will be entitled to rely on the work papers, trial balances and similar materials prepared by the Accountants in connection with such firm's examination of the Closing Date Balance Sheet and the fees and expenses of the Resolution Accountants will be shared equally by Purchaser and Seller, except in the circumstances hereafter specified. Purchaser and Seller will use reasonable efforts to cause the

                                     6

     Resolution Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Resolution Accountants for information, books, records and similar items. If the determination of the Resolution Accountants represents an outcome more favorable to one party than (1) the outcome which represents such party's last written offer related to all matters in dispute submitted to the other party prior to referral of the matter to the Resolution Accountants, plus (in the case such party is Purchaser) and less (in the case such party is Seller) (2) 25% of the magnitude of difference between the outcomes of both parties' last written offers related to all matters in dispute submitted to the other party prior to referral of the matter to the Resolution Accountants, then for purposes of this Agreement the party obtaining such favorable result will be deemed the "Prevailing Party" and the other party will be deemed the "Non-Prevailing Party." For purposes of this Agreement, all of the fees and expenses of the Resolution Accountants, and the reasonable out-of-pocket expenses of the Prevailing Party, will be borne by the Non-Prevailing Party. Neither party will disclose to the Resolution Accountants, and the Resolution Accountants will not consider for any purpose, any settlement offer made by either party.
          (e) To the extent that the Actual Closing Date Stockholder's Equity Amount determined as provided in this
     Section 2.2 is less than $120,000,000, Seller will, within ten calendar days after the final determination of the Actual Closing


                                     7

     Date Stockholder's Equity Amount pursuant to Section 2.2(d), make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of payment (at a rate equal to the LIBO Rate (as hereafter defined), in effect from time to time during such period, plus 3%, calculated on the basis of the actual number of days elapsed over 365), to such account as has been designated by Purchaser. There will be no adjustment to the Purchase Price if the Actual Closing Date Stockholder's Equity Amount exceeds $120,000,000. For purposes of this Agreement, the "LIBO Rate" means a rate per annum equal to the one-month London Interbank Offered Rate for U.S. dollar-denominated deposits as published in The Wall Street Journal. Seller hereby waives and agrees that it will not exercise any right it might have under applicable law to set off and apply any amounts which it is entitled to claim or receive from Purchaser or the Company under the Seller Financing Documents (as hereafter defined) against any amounts payable by it under this Agreement.

          2.3. Intercompany Obligations. Effective immediately prior to the Closing, all intercompany obligations owing from Seller or any Post-Closing Affiliate to the Company (or any of its Subsidiaries) or owing from the Company (or any of its Subsidiaries) to Seller or any Post-Closing Affiliate will be netted against each other and the resulting balance will be discharged and deemed forgiven without further action or payment. As a result, as of the Closing there will be no further liability with respect to the obligations so discharged between Seller or

                                     8

     any Post-Closing Affiliate, on the one hand, and the Company (or any of its Subsidiaries), on the other hand. Any holder of a note or other evidence of indebtedness deemed settled pursuant to this Section 2.3 will surrender such note or other evidence of indebtedness to the obligor thereon. Notwithstanding any other provision of this Agreement, (a) at or prior to the Closing the Company and the Subsidiaries will Transfer to Seller the assets and rights described in Schedule 2.3 without the payment of additional consideration, and no such transaction will constitute a breach of any representation, warranty or covenant in this Agreement and (b) each of Seller and the Company will retain all of its respective liabilities and obligations under the 1/30/93 Agreement (as hereafter defined) and hereunder.

                    III.  REPRESENTATIONS AND WARRANTIES

          3.1.  Representations and Warranties of Seller.  Subject to
     Section 3.3, Seller represents and warrants to Purchaser as of the Initial Execution Date (except that Section 3.1.14 is represented as of the dates specified therein), and as of the Closing Date, as follows:

               3.1.1.  Corporate Matters.  (a)  Seller is a
     corporation duly organized, validly existing and in good standing under the Law (as hereafter defined) of the State of Delaware and has the requisite corporate power to own and hold the Shares.
          (b) The Company and each Subsidiary are corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of organization and each of them

                                     9

     has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on the Business. The Company and each Subsidiary is duly qualified to conduct business as a foreign corporation in every jurisdiction in which its ownership, leasing or holding of property or the nature or conduct of a material portion of the Business makes such qualification necessary. Schedule 3.1.1 sets forth the jurisdiction of incorporation of the Company and each Subsidiary and the jurisdictions in which each such corporation is qualified to do business. Seller has previously provided Purchaser with copies of the certificate or articles of incorporation and bylaws (or other constituent documents) of the Company and of each Subsidiary as presently in effect.

               3.1.2.  The Shares.  (a)  Except as set forth on
     Schedule 3.1.5, Seller owns free and clear of any mortgages, liens, security interests or other encumbrances (collectively, "Liens") the number of Shares listed in Schedule 3.1.2, which Shares represent all of the issued and outstanding shares of capital stock of the Company.
          (b) Except as set forth on Schedule 3.1.5, the Company owns free and clear of any Liens all of the issued and outstanding shares of capital stock of each Subsidiary (collectively, the "Subsidiary Shares").
          (c) The Shares and the Subsidiary Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. The Shares and the Subsidiary Shares have not been issued in violation of, and are not subject to, any

                                     10

     preemptive rights or other Contract (as hereafter defined) except for this Agreement and as set forth in Schedule 3.1.5, and there are no outstanding convertible or exchangeable securities, calls or options relating to the Shares or to the Subsidiary Shares or that may require the Company or any Subsidiary to issue to any person or entity other than the Company or another Subsidiary any shares of any of their capital stock. Except as listed or described on Schedule 3.1.5, there are no voting trust agreements or other Contracts restricting the voting, dividend rights or disposition of the Shares or of the Subsidiary Shares.
          (d) At the Closing, Seller will own the Shares free and clear of all Liens and will transfer its entire right, title and interest in and to the Shares to Purchaser.
          (e)  Except for the Subsidiary Shares and as listed on
     Schedule 3.1.2, neither the Company nor any Subsidiary, directly or indirectly, owns (beneficially or of record) any stock or other ownership interests in, or controls, any other entity.

               3.1.3. Officers and Directors. Schedule 3.1.3 sets forth a list of all officers and directors of the Company as of immediately prior to the Closing Date.

               3.1.4. Authorization and Effect of Agreement. Each of Seller and the Company has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law for the due authorization of the execution and delivery by each of Seller and the Company of this

                                      11

     Agreement and the performance by each of Seller and the Company of the transactions contemplated hereby to be performed by each of them has been duly taken by each of Seller and the Company. This Agreement has been duly executed and delivered by each of Seller and the Company and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of each of Seller and the Company enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other Laws relating to the rights of creditors generally and to general equitable principles.

               3.1.5. No Restrictions. The execution and delivery of this Agreement by each of Seller and the Company does not, and (except as set forth in Schedule 3.1.5) the performance by each of Seller and the Company of the transactions contemplated hereby to be performed by each of them will not, in any material respect, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the Certificate of Incorporation or By-laws of Seller or the Company or any Subsidiary, any Contract listed or described or required to be listed or described on Schedule 3.1.14 or any other Schedule, any domestic, foreign or other statute, law, ordinance, rule, regulation, judgment order, injunction, decree or ruling or common law obligation ("Law") of any domestic, foreign or other court, government, governmental agency, authority, entity or

                                     12

     instrumentality ("Governmental Entity") or any permit or approval issued by any Governmental Entity that is necessary for the continued conduct of the Business after the Closing in all material respects in the same manner as it is being conducted as of the Initial Execution Date and the Closing Date (a "Material Permit"). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, the Company or any Subsidiary under any applicable Law in connection with the execution and delivery of this Agreement by Seller and the Company or the performance by Seller and the Company of the transactions contemplated hereby to be performed by each of them, except (i) for such of the foregoing as are listed or described on Schedule 3.1.5 and (ii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which if not obtained or made (A) will not impair the ability of the Company or any Subsidiary to continue to operate its respective businesses in all material respects as operated immediately prior to the Closing and (B) will not subject the Company or any Subsidiary to any criminal prosecution or penalty; provided, however, that nothing herein will be deemed to constitute a representation or warranty of Seller or the Company in respect of the applicability or requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               3.1.6.  Financial Statements.  (a)  Attached as
     Schedule 3.1.6(a) are the audited consolidated balance sheets of

                                     13

     the Company and the Subsidiaries as of January 30, 1993 (the "Audited Balance Sheet") and January 25, 1992 and the related audited consolidated statements of operations, retained earnings and cash flows for the years then ended (collectively with the audited consolidated balance sheets and related notes, the
     "Audited Financial Statements").   The Audited Financial
     Statements have been derived from the books of account and records of the Company and, except as set forth in the notes to the Audited Financial Statements, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of their respective dates and results of their operations and their cash flows for the years then ended in conformity with United States generally accepted accounting principles, consistently applied ("GAAP"). The Audited Financial Statements have been audited by Arthur Andersen & Co., which firm's report thereon is included in Schedule 3.1.6(a). For purposes of this Agreement, the "Balance Sheet Date" means January 30, 1993.
          (b) Attached as Schedule 3.1.6(b)(i) are the unaudited consolidated special purpose balance sheet of the Company and the Subsidiaries as of January 30, 1993 (the "Balance Sheet") and the related notes. Except as set forth in the notes to the Balance Sheet, the Balance Sheet presents fairly, in all material respects, the financial position of the Company and the Subsidiaries as of the Balance Sheet Date in conformity with GAAP. The Balance Sheet has been derived by taking the Audited

                                     14

     Balance Sheet and making the adjustments to the items and in the amounts set forth on Schedule 3.1.6(b)(ii).
          (c) Attached as Schedule 3.1.6(c) is the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 25, 1993 (the "Interim Balance Sheet Date") and the related statement of operations for the eleven-month fiscal period then ended (collectively with the unaudited consolidated balance sheet, the "Interim Financial Statements"). The Interim Financial Statements have been derived from the books of account and records of the Company and, except as set forth in the notes to the Interim Financial Statements, present fairly, in all material respects, the Company's consolidated financial position as of December 25, 1993 and results of operations as of and for the eleven months ended December 25, 1993, subject to normal year-end adjustments, in conformity with GAAP as applicable to interim financial statements.
          (d) Set forth in Schedule 3.1.6(d) is a description of the Company's accounting policies, procedures and practices with respect to reserves relating to inventory and receivables, which policies, procedures and practices were used in the preparation of the Audited Financial Statements, the Balance Sheet and the Interim Financial Statements.

               3.1.7. Conduct of the Business Since the Balance Sheet Date. (a) Except as described on Schedule 3.1.7(a) or any other Schedule, and except as a result of matters required by this Agreement, since the Balance Sheet Date, there has not been any material adverse change in the consolidated financial position,

                                     15

     results of operations, cash flows, Business or prospects of the Company and the Subsidiaries, taken as a whole, other than changes that are reflected in (i) the Interim Financial Statements or (ii) the information attached to Schedule 3.1.7(a) and incorporated therein by this reference, which information was prepared by management of the Company and was not modified by Seller nor was the $120,271,000 estimated net worth number as of January 29, 1994 contained in such information suggested by Seller to management of the Company prior to managements' determination of such estimate.
          (b) Since the Balance Sheet Date, (i) the Company and the Subsidiaries have conducted their respective businesses in the ordinary course, consistent in all material respects with past practice and (ii) except as set forth on Schedules 3.1.12, 3.1.14, 3.1.15, 3.1.16(b), 3.1.17(a) or 3.1.17(b), neither the
     Company nor any Subsidiary has taken any action which would have constituted a violation of Section 4.5 (other than Sections 4.5(b)(xix), (xx) and (xxi)), if Section 4.5 had applied since the Balance Sheet Date. Since the Balance Sheet Date, none of the following has occurred: (i) any organized labor walkout, work stoppage or slow down by the Company's or any of its Subsidiaries' employees or, to the knowledge of Seller, any threat thereof or any organized attempts to establish unions or collectively bargain by or with respect to the employees of the Company or any Subsidiary or (ii) any material adverse change in the Company's or any Subsidiary's relations with suppliers,

                                     16

     customers or licensors of Intellectual Property (as hereafter defined).

               3.1.8. Compliance With Laws. Except as listed or described on Schedule 3.1.8, and except with respect to the environmental matters covered by Section 3.1.17, neither the Company nor any Subsidiary is in violation of any applicable Law in any material respect or has been in violation of any Law in any material respect, except for such violations which will not result in liability to the Company or any Subsidiary.

               3.1.9. Tangible Personal Property; Title to Assets. Except (a) with respect to the Owned Real Property and the Leased Real Property (each as hereafter defined), which are the subject of Section 3.1.10, (b) as listed or described on Schedules 2.3 or 3.1.9, and (c) for assets sold in the ordinary course of business since the Interim Balance Sheet Date, the Company or a Subsidiary owns its respective assets and properties, including those reflected on the balance sheet included in the Interim Financial Statements as owned by the Company or a Subsidiary or thereafter purchased or acquired by the Company or a Subsidiary, free and clear of all Liens except for (i) Liens that are listed or described on Schedule 3.1.9, (ii) mechanics', carriers', workers', repairmen's or other like statutory Liens arising or incurred in the ordinary course of business of the Business for which the underlying payments giving rise to such Liens are not yet due and payable or which may thereafter be paid without penalty or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP,

                                     17

     (iii) Liens for taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP, and (iv) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the Business as presently conducted. (The items referred to in clauses (i) through (iv) of the immediately preceding sentence are hereafter referred to as "Permitted Liens".)

               3.1.10. Real Property. Schedule 3.1.10 lists all real property owned in fee simple by the Company or a Subsidiary (the "Owned Real Property") or leased by the Company or any Subsidiary (the "Leased Real Property"). The Company or a Subsidiary has good and marketable title to the Owned Real Property and good and valid title to the leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing the Company's or any Subsidiary's interests therein, as listed on Schedule 3.1.10), free and clear of all Liens other than (a) Liens listed or described on Schedule 3.1.10 and (b) Permitted Liens. The Company and the Subsidiaries have quiet enjoyment of the Owned Real Property and the Leased Real Property. The leases and subleases related to the Leased Real Property are valid and

                                     18

     subsisting leases or subleases which are in full force and effect. To the knowledge of Seller, although neither Seller nor any Subsidiary has any legally binding right of renewal or extension thereof, as of the business day immediately preceding the Closing Date, the lessor of the facility leased by the Company or a Subsidiary in Arecibo, Puerto Rico has not advised the Company or any Subsidiary that it intends not to renew such lease.

               3.1.11. Insurance. Schedule 3.1.11 lists all policies of insurance covering occurrences as of, or claims made on, the Initial Execution Date and the Closing Date ("Current Insurance Policies") in respect of which the Company or any Subsidiary is the owner, insured or beneficiary, or covering any of their property or assets or relating to the Business, and indicates for each such policy a description of the risks insured, the carrier, the dollar limits of coverage, the deductible and the policy period. The written historical loss run and payroll information provided to Purchaser's representative Alexander & Alexander was derived from the records of Seller, the Company and the Subsidiaries and was accurate in all material respects as of the date of such information, and the reserve information included in the loss run was prepared on a basis consistent with prior practice. To the knowledge of Seller, with respect to any insurable loss suffered by the Company or any Subsidiary, none of Seller, any Post-Closing Affiliate, the Company or any Subsidiary has failed to pay any premium or other amount due, or taken or failed to take any action, under any of the Current Insurance

                                     19

     Policies which would permit the insurers thereunder to terminate such insurance in a manner such that reasonably comparable additional or substitute insurance would not be available at substantially comparable rates. No notice of cancellation with respect to any of the Current Insurance Policies has been received prior to the business day immediately preceding the Closing Date. The budgeted allocation of insurance costs from Seller to the Company and the Subsidiaries is $1,362,000 for fiscal 1993; provided that such budgeted allocation may vary from the actual insurance costs incurred by the Company and the Subsidiaries.

               3.1.12. Intellectual Property. Schedule 3.1.12 lists or describes all material patents, trademarks, trade names, service marks, registered copyrights and registrations and applications therefor used in or necessary for the conduct of the Business as of the Closing Date and all licenses pertaining to any of the foregoing (collectively, the "Scheduled IP", and, together with all material trade dress, trade secrets and unregistered copyrights used in or necessary for the conduct of the Business as of the Closing Date, collectively, the "Intellectual Property"). No Intellectual Property is used by the Company or any Subsidiary pursuant to a license from a third party or is licensed by the Company or any Subsidiary to a third party except pursuant to a license listed on Schedule 3.1.12. Except as set forth on Schedule 3.1.12, the Company or one of the Subsidiaries (i) owns free and clear of all Liens all of the Scheduled IP (other than the Scheduled IP that is used pursuant

                                     20

     to a license disclosed on Schedule 3.1.12), (ii) has the legal right to use all of the Scheduled IP that is used pursuant to a license, and (iii) owns, free and clear of all Liens or has the legal right to use, all of the other Intellectual Property as it is used as of the Initial Execution Date and the Closing Date. Except as set forth on Schedules 3.1.12 or 3.1.13, neither Seller, any Post-Closing Affiliate, the Company, nor any Subsidiary has received any written notice (that has not been subsequently satisfied or withdrawn), nor to the knowledge of Seller, has there been any assertion against the Company or any of the Subsidiaries of any infringement, dilution, unfair competition or material conflict with the asserted rights of others in connection with the use by the Company or any Subsidiary of any of the Intellectual Property in the conduct of the Business. To the knowledge of Seller, all of the material patents, copyright registrations and trademark and service mark registrations listed in Schedule 3.1.12 are valid and in full force and effect, are held of record in the Company's name, free and clear of any Liens, and, except as set forth in Schedule
     3.1.12 and 3.1.13, are not subject to any pending cancellation or reexamination proceeding or other proceeding or written claim challenging their extent or validity. With respect to the Scheduled IP, except as described on Schedule 3.1.12 or 3.1.13, the Company is the applicant of record in all pending patent applications and all applications for trademark, service mark or copyright registration, and no action of opposition or interference or final refusal has been received in connection

                                     21

     with any such application.  Except as disclosed on Schedule
     3.1.12 or 3.1.13, no Order (as hereafter defined) has been rendered by any Governmental Authority in any Legal Proceeding in which Seller, the Company, any Subsidiary or any Post-Closing Affiliate was or is a party, and neither the Company nor any Subsidiary is a party to or, to the knowledge of Seller, is bound by any Contract, which limits the use by the Company or any Subsidiary of any Intellectual Property. Without limiting the foregoing, (a) the Company has made all filings, paid all fees and taken all other action necessary to obtain Mexican trademark registration of "No nonsense" for hosiery, (b) Seller does not have knowledge of any basis upon which its application for such registration might be rejected, and (c) the Company has received no notice that any party intends to file a petition for invalidity or otherwise challenge the Company's right to register the trademark "No nonsense" in Mexico.

               3.1.13. Litigation; Decrees. Except (a) as listed or described on Schedules 3.1.8 or 3.1.13 and (b) for claims under workers' compensation Laws, no lawsuits, claims, administrative or other proceedings ("Legal Proceedings") are pending against the Company or any of the Subsidiaries, and, to the knowledge of Seller, no such Legal Proceedings are threatened, other than threatened Legal Proceedings which, if determined adversely, individually or in the aggregate would not have a material adverse effect on the consolidated financial condition, results of operation, Business or prospects of the Company and the Subsidiaries, taken as a whole (a "Material Adverse Effect").

                                     22

     Neither the Company nor any Subsidiary is in default in any material respect under, or has failed to comply in any material respect with, the terms of any judgment, order or decree of any Governmental Entity (collectively, "Orders"), or of any Contract entered into with any Governmental Entity to settle any claim of alleged compliance with applicable Law (collectively, "Consent Decrees"), that is, in any such case, binding upon the Company or any Subsidiary. Schedule 3.1.13 sets forth a list of all Orders and Consent Decrees that are binding upon the Company or any Subsidiary and that remain in effect as of the Closing Date.

               3.1.14. Contract Rights. Except as listed or described on Schedule 3.1.14 or one of the other Schedules, as of the Initial Execution Date, neither the Company nor any Subsidiary was a party to or bound by any lease, agreement or other contract or legally binding contractual right or obligation (collectively, "Contracts") that is of a type described below:
               (a) Any employment, severance or consulting Contract with an Employee or Former Employee (as hereafter defined) that is not terminable at will by the Company or any Subsidiary (other than any Contract for the employment of any such Employee or Former Employee implied in Law) and which will either require the payment of amounts by the Company or any Subsidiary after the Initial Execution Date in excess of $10,000 per annum under any such individual Contract or $100,000 for all such Contracts;
               (b) Any union or collective bargaining agreement with any collective bargaining group or labor union;

                                      23

               (c) Any Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets which requires or require aggregate future payments or expenditures in excess of $50,000;
               (d) Any Contract requiring aggregate future payments or expenditures in excess of $10,000 and relating to cleanup, abatement or other actions in connection with environmental liabilities;
               (e)  Any Contract granting to any person a
          first-refusal, first-offer or other right to purchase or acquire any of the Shares or any of the Subsidiary Shares or any other capital stock or other securities of the Company or any Subsidiary;
               (f) Any license or royalty Contract, or other Contract with respect to Intellectual Property, which pursuant to the terms thereof requires future payments to or by the Company or any Subsidiary;
               (g) Any indenture, mortgage, loan or credit Contract under which the Company or any Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, other than such of the foregoing under which neither the Company nor any Subsidiary has any current or future obligation or liability;
               (h)  Any Contract with any manufacturer's
          representative or other sales agent or relating to

                                     24

          distribution or commission arrangements having a remaining term in excess of one year and which is not terminable without penalty on 90 calendar days' or less notice;
               (i) Any Contract under which the Company or any Subsidiary is (i) a lessee of real property, (ii) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (iii) a lessor of real property, or (iv) a lessor of, or makes available for use by any third person or entity, any tangible personal property owned by the Company or any Subsidiary, in any such case which requires aggregate annual payments in excess of $100,000;
               (j) Any Contract under which any payment would be classified as a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code");
               (k) Any Contract with respect to a joint venture or partnership arrangement;
               (l) Any Contract granting a power of attorney other than such of the foregoing granted pursuant to customs forms executed by the Company or any Subsidiary;
               (m) Any Contract with respect to letters of credit, surety or other bonds or pursuant to which any of the Company's or the Subsidiaries' assets or properties are or are to be subjected to a Lien other than a Permitted Lien;
               (n) Any Contract limiting or restricting the ability of the Company or any Subsidiary from entering into or engaging in any market or line of business;

                                     25

               (o) Any guarantee, indemnity, retroactive or retrospective premium adjustment or similar Contract pursuant to which the Company or any Subsidiary could (whether or not subject to contingencies) be required to make payments with respect to or as a result of losses, costs or expenses paid or incurred by another person or entity providing insurance coverage;
               (p) Any Contract to which (i) the Company or any Subsidiary and (ii) Seller or any Post-Closing Affiliate are parties;
               (q) Any Contract regarding the filing of Tax Returns (as hereafter defined) or relating in whole or in part to the sharing of tax benefits or liabilities (including tax indemnities); or
               (r) Any Contract which (i) involves aggregate future payments by or to the Company or any Subsidiary in excess of $250,000 other than a purchase or sales order or other Contract entered into in the ordinary course of the conduct of the Business, (ii) is reasonably likely to result in a Material Adverse Effect, or (iii) to the knowledge of Seller, is otherwise material to the Company and the Subsidiaries.

     Except as set forth on Schedule 3.1.14, each Contract listed or described on Schedule 3.1.14 or one of the other Schedules is a valid and binding obligation of the Company and any Subsidiary that is a party thereto and is in full force and effect. Except as set forth on Schedule 3.1.14, the Company and any Subsidiary

                                     26

     that is a party thereto has performed in all material respects the obligations required to be performed by it through the Initial Execution Date under each of such Contracts and the Company and the Subsidiaries are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and as of the Closing will have performed in all material respects all obligations required to be performed by it through the Closing Date under each of such Contracts and not be in such breach or default. Except as described on Schedule 3.1.14, to the knowledge of Seller, each party to any such Contract, other than the Company or any Subsidiary, is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any such Contract.

               3.1.15. Employee Plans. (a) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material plan, program, agreement or arrangement, whether or not subject to ERISA, that provides benefits or incentive or deferred compensation for Employees or Former Employees and (i) that is maintained by Seller, any Post-Closing Affiliate, the Company or any of the Subsidiaries, or (ii) to which Seller, any Post-Closing Affiliate, the Company or any of the Subsidiaries contributes or is obligated to contribute, or (iii) under which Seller, any Post-Closing Affiliate, the Company or any of the Subsidiaries is liable. For purposes of this Agreement, the term

                                     27

     "Employee" means any person who is employed by the Company or any Subsidiary on the Closing Date, including any person on short-term disability or approved leave of absence who was so employed immediately before such absence, and the term "Former Employee" means any person formerly employed by the Company, any Subsidiaries or any of their respective predecessors that were engaged primarily in the conduct of the Business, whose employment terminated before the Closing Date. The terms "Employee" and "Former Employee" include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or Former Employee. Each Employee is employed primarily in the conduct of the Business. Schedule 3.1.15 lists or describes all Employee Plans other than Employee Plans listed or described on Schedule 3.1.14 or mandated by Law. None of the Employee Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. Seller, the Post-Closing Affiliates, the Company and the Subsidiaries do not maintain any benefit plan or arrangement, including any deferred compensation arrangement, solely for directors, consultants or independent contractors of the Company or any Subsidiary.
          (b) With respect to each Employee Plan other than the C&A Equity Share Plan and C&A Selling Bonus Plan listed on Schedule 3.1.15, Seller has delivered to Purchaser (or promptly will deliver on request), to the extent applicable, (i) an accurate copy of the plan document for each Employee Plan as currently in effect (or a description of any Employee Plan for which there is

                                     28

     no plan document), including any agreements entered into in connection with such Employee Plan, (ii) a copy of the three most recent annual reports (Form 5500 Series) filed with the Internal Revenue Service, (iii) a copy of the three most recent actuarial reports, (iv) a copy of the most recent summary plan description, together with each summary of material modifications, and (v) a copy of the most recent determination letter. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code (as designated on Schedule 3.1.15) is qualified, and the trust forming a part thereof is tax exempt under Section 501(a) of the Code, provided that the Company complies with the covenant contained in Section 7.1.4. The form of the Personal Account Retirement Plan and the Employee Savings Plan listed on Schedule
     3.1.15 as a qualified plan is sufficient to enable the Company to receive a favorable initial determination letter from the appropriate Internal Revenue Service Key District Director with respect to the period from each such plan's effective date through the Closing Date without the requirement of any amendment that would materially increase the cost of benefits under such Employee Plan when compared to the cost of benefits immediately prior to the Closing Date (based on such Employee Plan's actual operation prior to the Closing Date).
          (c) Seller, the Post-Closing Affiliates, the Company and the Subsidiaries have not and, to the knowledge of Seller, no other person or entity has, engaged in a transaction or taken or failed to take any action with respect to any Employee Plan which could subject the Company, any Subsidiary, any Employee Plan or

                                     29

     Purchaser to any liability for violation of ERISA or for any tax under the Code (other than an income tax on unrelated business income of an Employee Plan). Each of the Employee Plans has been operated and administered in accordance with its terms and applicable Laws, including without limitation ERISA. Seller, the Post-Closing Affiliates, the Company and the Subsidiaries have not incurred nor do they reasonably expect to incur any liability under Title IV of ERISA that could result in liability to the Company, any Subsidiary or Purchaser. Each Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code ("Group Health Plan") is in compliance in all material respects with the provisions of Section 4980B(f) of the Code. Except as listed on Schedule 3.1.13, there is not any pending or, to the knowledge of Seller, threatened claim by or on behalf of any Employee Plan, by any Employee or Former Employee covered under any Employee Plan or otherwise involving any Employee Plan (other than routine non-contested claims for benefits). Neither Seller nor any Post-Closing Affiliate is, in any material respect, in violation of any applicable Law with respect to the employment or termination of employment with the Company or a Subsidiary of any Employee or Former Employee, or has been in violation of any such Law in any material respect, except for such violations as will not result in liability to the Company or any Subsidiary.
          (d) All contributions to, and payments from, any Employee Plan which have been required in accordance with the terms of such Employee Plan or by Law have been timely made. No Employee

                                     30

     Plan has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of ERISA and the Code been requested with respect to any Employee Plan. There has been no "reportable event" within the meaning of Section 4043 of ERISA with respect to an Employee Plan that has not been fully and accurately reported in a timely fashion or which, whether or not reported, would authorize the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Employee Plan. Any premium under any insurance policy related to an Employee Plan and any premium imposed under Section 4007 of ERISA that is required to be paid with respect to any Employee Plan for any period prior to the Closing Date will be properly paid or accrued on or before the Closing Date. Neither the Company nor any Subsidiary will be subject to a retroactive rate adjustment or retroactive loss sharing arrangement under any insurance policy issued in connection with an Employee Plan arising wholly or partially out of events occurring on or before the Closing Date. Except as set forth on Schedule 3.1.15, no Employee Plan provides benefits beyond termination of employment other than as required by Law. Seller has delivered to Purchaser
     (i) a list of Employees or Former Employees receiving short-term or long-term disability benefits under any Employee Plan as of the business day immediately preceding the Closing Date, and
     (ii) a list of the number of individuals receiving as of the business day immediately preceding the Closing Date continuation coverage within the meaning of Section 4980B(f)(2) of the Code,

                                     31

     the amount of premiums paid for such coverage and an estimate of the annualized net cost to the Company and the Subsidiaries of such continuation coverage based on claims experience for the most recent month.

               3.1.16. Taxes. (a) Either the Company or one of its Affiliates has filed or caused to be filed with the appropriate Governmental Entities or tax authorities or otherwise forwarded (as appropriate), all material Tax Returns required to be filed or forwarded by or on behalf of the Company and its Subsidiaries on or prior to the Closing Date (taking into account all extensions of due dates). All such Tax Returns have been prepared in all material respects in accordance with all applicable Laws and accurately reflect in all material respects the amounts and other information required to be shown thereon. All Income, franchise and Unemployment Taxes shown on such Tax Returns to be due, and all other Taxes which are material shown on such Tax Returns, have been paid. All Income, franchise and Unemployment Taxes and, to the knowledge of Seller, except as set forth in the Interim Financial Statements, or the notes thereto, all other Taxes for which a notice of assessment or demand for payment has been received have been paid. All material Taxes of the Company or any Subsidiary not due by the Closing Date but properly accruable on or before the Closing Date or allocable to a period ending on or before the Closing Date or to a portion of a period beginning before and ending after the Closing Date have been adequately reserved for in the aggregate on the books of the Company or a Subsidiary as appropriate.

                                     32

          (b) Except as set forth on Schedule 3.1.16(b), (i) no Governmental Entity has proposed in writing, and to the knowledge of Seller, no Governmental Entity has otherwise actually proposed or indicated an intention to propose, any material adjustment to any Tax Return of the Company or any Subsidiary which adjustment has not been adequately provided for on the books of the Company or satisfied, (ii) no waiver of any statute of limitation with respect to, or any extension of the period for the assessment of, any Tax has been granted by or on behalf of the Company or any Subsidiary, (iii) no Tax ruling (other than for a determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or a Subsidiary, and (iv) neither the Company nor any Subsidiary has joined in filing or been required to file any consolidated, combined or unitary state or local Tax Return.
          (c) Seller, the Company and each of the Subsidiaries (except Kayser-Roth Hosiery de Puerto Rico, Inc.) are and will be on the Closing Date members of one "selling consolidated group" of corporations for purposes of Section 338(h)(10)(B) of the Code and will properly join in the filing of a consolidated federal Income Tax Return for the taxable year that includes the Closing Date.
          (d) The Company and each of the Subsidiaries are and will be on the Closing Date "domestic corporations," within the meaning of Section 7701 of the Code.
          (e) Neither Kayser-Roth Direct, Inc. nor any of its predecessors has had and Kayser-Roth Direct, Inc. does not have

                                     33

     any physical facilities, inventories, employees or property in any jurisdiction within the United States other than in North Carolina and Tennessee. No Affiliate of Kayser-Roth Direct, Inc. has accepted or does accept orders or returns of merchandise for Kayser-Roth Direct, Inc. Except for sales that would not in the aggregate be material, neither the Company nor any of its Subsidiaries (except Kayser-Roth Direct, Inc. and No nonsense Factory Outlet, Inc.) engage or have engaged in retail sales of merchandise.

               3.1.17. Environmental Matters. (a) The Company has, or has caused to be, remediated the matters listed in Schedule 3.1.17(a) in the manner and to the extent, as of the Closing Date, described in Schedule 3.1.17(a), which matters were identified in the Geraghty & Miller, Inc. Phase I Environmental Site Assessment Report, dated April 30, 1993 (the "G&M Phase I Report"), attached to Schedule 3.1.17(a). All matters listed in
     Schedule 3.1.17(a) as having been remediated, in whole or in part, have been so remediated in all material respects in accordance with applicable Law. Seller's good faith estimate of the aggregate cost of remediating the matters not identified in
     Schedule 3.1.17(a) as completed (other than those identified as an ongoing process with respect to stained soil) is approximately $43,000.
          (b)  Except as disclosed in the G&M Phase I Report or in
     Schedule 3.1.17(a) or (b), to the knowledge of Seller, neither the Company nor any of the Subsidiaries has any obligation or liability under any Law, as in effect on the Closing Date,

                                     34

     relating to the protection of the environment to remediate any condition at any site presently or formerly owned, leased or operated by the Company or any subsidiary of the Company or any other site to which materials are or were transported by or on behalf of the Company or any subsidiary of the Company for storage, disposal or treatment, including without limitation in respect of investigation or clean-up costs, remedial work, damage to natural resources or for personal injury or property damage claims, including without limitation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, in effect on the Closing Date, or the Resource Conservation and Recovery Act of 1976, in effect on the Closing Date.

               3.1.18. Intercompany Matters. Schedule 3.1.18 sets forth a list of the principal support services provided since January 25, 1992 by Seller or any Post-Closing Affiliate to the Company and the Subsidiaries and the obligations and liabilities of the Company and the Subsidiaries paid for since January 25, 1992 by Seller or any Post-Closing Affiliate that are not charged to the Company or a Subsidiary. Schedule 3.1.18 sets forth the amount charged for each of the principal support services provided by Seller for the year ended January 30, 1993, which charges were expensed in the Audited Financial Statements.

               3.1.19.  Brokerage.  Neither the Company, any
     Subsidiary, Seller nor any Post-Closing Affiliate has made any agreement or taken any other action which might cause Purchaser or any of the Purchaser Companies to become obligated for any

                                     35

     broker's fee or commission as a result of the transactions contemplated hereunder.

          3.2. Representations and Warranties of Purchaser. Subject to Section 3.3, Purchaser represents and warrants to Seller as of the Initial Execution Date and as of the Closing Date as follows:

               3.2.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has the requisite corporate power to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

               3.2.2. Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law for the due authorization of the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby to be performed by Purchaser has been duly taken by Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller and the Company, constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws relating to the rights of creditors generally and general equitable principles.

               3.2.3. No Restrictions. The execution and delivery of this Agreement by Purchaser does not, and the performance by

                                     36

     Purchaser of the transactions contemplated hereby to be performed by it will not, in any material respect, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the charter or bylaws or comparable governing documents of Purchaser, any Law of any Governmental Entity or any contract or permit applicable to Purchaser, except as set forth on Schedule 3.2.3. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under an applicable Law in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by Purchaser, except as listed or described on
     Schedule 3.2.3. Purchaser is not aware of any indicia of foreign ownership, control or influence of Purchaser that would support the refusal to grant or the denial of the approvals identified by an asterisk on Schedule 3.2.3.

               3.2.4. Brokerage. Neither the Purchaser nor any of the other Purchaser Companies has made any agreement or taken any other action which might cause Seller or any of the Post-Closing Affiliates to become obligated for any broker's fee or commission as a result of the transactions contemplated hereunder.

          3.3.  Certain Limitations on Representations and Warranties.

     (a)  Each of the parties is a sophisticated legal entity that was

                                     37

     advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Schedules hereto) or such of the foregoing as are delivered at the Closing, (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
          (b) Any matter that is disclosed in a Schedule to this Agreement in such a way as to make its relevance to the information called for by another Schedule to this Agreement readily apparent will be deemed to have been included in such other Schedule. All references in this Agreement to the "knowledge of Seller" will be deemed to be references solely to the actual knowledge, after due inquiry, of the individuals listed on Schedule 3.3, and then subject to the limitations therein set forth.


                                     38

                               IV.  COVENANTS

          4.1. Investigation by Purchaser. (a) Prior to the Closing, upon reasonable notice from Purchaser to Seller given in accordance with this Agreement, Seller will (i) afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the properties, facilities, books and records of the Company and the Subsidiaries, to the individuals listed on
     Schedule 3.3 and to the attorneys, accountants and other authorized representatives of the Company and the Subsidiaries ("Company Representatives") and (ii) cause the Company Representatives to cooperate, in each case so as to afford Purchaser a reasonable opportunity to make, at its sole cost and expense, such review, examination and investigation of the Company and the Subsidiaries as Purchaser may reasonably desire to make, including without limitation a so-called "Phase I" (i.e., documentary review and walk-through site inspection) preliminary environmental evaluation; provided, however, that no borings or other so-called "Phase II" environmental examinations will be performed without Seller's prior consent, which consent may be given or withheld in Seller's sole discretion. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Purchaser will not contact any employee of Seller, any Post-Closing Affiliate, the Company or any Subsidiary without the prior oral or written approval of an authorized representative of Seller or any individual listed on Schedule 3.3. Prior to the Closing, Seller

                                     39

     will furnish to Purchaser, or cause to be furnished to Purchaser, such financial and operating data and other information pertaining to the Company and the Subsidiaries as Purchaser may reasonably request; provided, however, that nothing in this Section will obligate Seller to take actions that would unreasonably disrupt the normal course of business of Seller, any Post-Closing Affiliate, the Company or the Subsidiaries, or violate the terms of any applicable Law or any Contract to which the Company or any of the Subsidiaries is a party or to which the Company or any of the other Subsidiaries or any of their assets are subject.
          (b) Subject to Section 4.2, whether or not the Closing occurs, each of the parties will treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third persons or entities) disclosed by any other party that is not its Affiliate, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, or in the event that this Agreement is terminated, none of the parties will use any such information furnished by any other party that is not its Affiliate in its or any of its Affiliates' businesses, unless such information is ascertainable from public or published information or trade sources or already known or subsequently

                                     40

     developed or discovered by such party or its Affiliates, independent of such information so furnished. If this Agreement is terminated, each of the parties will use its reasonable efforts to return to the other parties all originals and copies of all non-public documents and materials of the type provided for in this Section 4.1 which have been furnished to such party in connection with this Agreement. Following the Closing, Seller will, and will cause the Post-Closing Affiliates to, treat in confidence all non-public information regarding the Company and the Subsidiaries and their respective businesses, except as otherwise expressly provided herein or as required by Law after prior written notice to Purchaser.

          4.2. Press Releases. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Purchaser (in the case of Seller or the Company) or Seller (in the case of Purchaser), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

                                     41

          4.3. Regulatory Filings. (a) To the extent required by Law, Seller will make such filings and use reasonable efforts to obtain the approvals referred to in Section 3.1.5, and Purchaser will make such filings and use reasonable efforts to obtain the approvals referred to in Section 3.2.3. All filings referred to in this Section 4.3(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.
          (b) Without limiting the generality or effect of Section 4.3(a), none of the parties will enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto.

          4.4. Injunctions. Without limiting the generality or effect of any provision of Article V, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith; provided, however, that in no event will such reasonable efforts require either party as a condition to or as a result of dissolving or eliminating such injunction, decree or order to pay damages, other than any incidental costs of such litigation, or to accept any hold-separate order, agree to any

                                     42

     divestiture or any limitation on the conduct by Purchaser, the Company, the Subsidiaries or any Affiliate of any of the foregoing of their respective businesses or other action which would have an adverse effect on the value to Purchaser of the transactions contemplated hereby.

          4.5. Operation of the Business. Except as expressly provided herein or in any Schedule hereto or as otherwise consented to by Purchaser in writing, until the Closing, Seller will cause the Company and each Subsidiary to:
               (a) Conduct its business in the ordinary course consistent in all material respects with past practice, including without limitation billing, shipping and collection practices, marketing and sales practices (including without limitation with respect to discounts, coupons and co-op advertising payments), inventory transactions and payment of accounts payable; use reasonable, good faith efforts (i) to keep its business intact, to preserve and maintain the goodwill of its business and the Company's and the Subsidiaries' relationships with their respective customers, suppliers, distributors, licensors and others with whom the Company and the Subsidiaries have material business relationships, and
          (ii) to keep available to Purchaser the services of the present employees of the Company and the Subsidiaries; provided, however, that nothing in this Agreement or otherwise will prohibit or restrict the Company or any Subsidiary prior to the Closing from (A) paying or prepaying

                                     43

          in cash any indebtedness for borrowed money or any intercompany obligation, (B) paying any dividend or other distribution of cash or cash equivalent items, or
          (C) repurchasing any capital stock for cash;
               (b) Without limiting the generality of the foregoing, not: (i) amend its charter document or by-laws;
          (ii) declare, set aside or pay any dividend or make any distribution on or with respect to shares of its capital stock, except as expressly permitted by Section 4.5(a);
          (iii) issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, the capital stock of any of the Company or the Subsidiaries, or purchase, redeem or otherwise acquire any shares of such capital stock, except as expressly permitted by Section 4.5(a); (iv) enter into any merger, consolidation, recapitalization or other business combination or reorganization; (v) create, incur or assume any indebtedness for borrowed money unless repaid in full prior to Closing; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or liabilities of any other person or entity, except for endorsements of negotiable instruments or relocation or other benefits provided to employees in the ordinary course of business consistent with past practice; (vii) grant any severance or termination pay or benefit, other than in accordance with policies or agreements of the Company and the Subsidiaries in effect on the Initial Execution Date;

                                      44

          (viii) sell, transfer, license, fail to keep in effect or otherwise dispose of any material Intellectual Property;
          (ix) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, other than in the ordinary course of business consistent with past practice; (x) make commitments for any single capital project which would exceed $50,000 in capital expenditures unless included on the 1993 capital expenditures forecast provided to Purchaser; (xi) make any change in any method of accounting or accounting practice, except as may be required by Law or by GAAP; (xii) increase the compensation payable or to become payable by them to any of its employees except for normal periodic increases in the ordinary course of business that are made in accordance with established compensation policies of the Company or as required pursuant to any Contract; (xiii) make any payment or provision with respect to any Employee Plan, except in accordance with the terms thereof in effect on the Initial Execution Date or otherwise in the ordinary course of the administration of such plans consistent with the established compensation policies of the Company; (xiv) enter into any employment Contract with respect to the performance of personal services which is not terminable at will without obligation or liability by the Company or such Subsidiary;
          (xv) change in any material respect the level of sales and marketing promotional activities from historical norms, on a seasonal basis, including without limitation with respect to

                                     45

          discounts, coupon usage and free or discounted advertising to customers; (xvi) fail to continue its existing practices, or to change such practices (except for the practices relating to the roof on the facility referred to in Section 6.3(a)(iii)(F)) if required to comply with applicable Law, relating to repair and maintenance of the assets owned, leased or otherwise held by the Company or any Subsidiary;
          (xvii) purchase, sell, lease or dispose of, or make any Contract for the purchase, sale, lease or disposition of, or subject to Lien, any assets owned, leased or otherwise held by the Company or any Subsidiary other than in the ordinary course of business of the Business consistent with past practices; (xviii) adopt or enter into any new employee benefit plan or make any amendment to any Employee Plan that materially increases the current or future cost associated with any such Employee Plan; (xix) make, change or revoke any election with respect to Taxes except where the election
          (A) does not affect the Company or any Subsidiary, or (B) is consistent with prior practice and will not adversely affect, before or after the Closing, Purchaser, the Company or any Subsidiary; (xx) enter into any closing or other agreement or settlement with respect to Taxes, except where such closing or other agreement or settlement would not affect the Company or a Subsidiary; (xxi) materially alter their normal schedule for the preparation of Tax Returns that Purchaser will prepare and file or cause to be prepared and filed pursuant to Sections 7.2.4(d) and 7.2.4(e);

                                     46

          (xxii) make any loans, advances or capital contributions to or investments in any person or entity, other than to or in
          (A) the Company and any Subsidiary, (B) any employee in the ordinary course of business, consistent with past practice, and (C) any supplier or customer as an extension of credit in the ordinary course of business, consistent with past practice; or (xxiii) enter into any Contract with respect to any of the foregoing.

          4.6. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article V, prior to the Closing, each of the parties hereto will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

          4.7. Termination of Credit Agreement. Effective as of the Closing, Seller will cause the Company and the Subsidiaries to be released from all obligations and liabilities with respect to the Credit Agreement and any agreements, instruments and documents ancillary thereto (collectively, the "Credit Agreement"), dated as of May 27, 1993, among the Company, Continental Bank, N.A. and the other parties listed therein, as amended and/or modified, and to cause all Liens or other encumbrances on any of the assets or securities of the Company and the Subsidiaries (including without limitation the Shares and Subsidiary Shares) arising from or related to such Credit Agreement to be terminated and released.

                                     47

          4.8. Litigation. Seller will promptly notify Purchaser of any Legal Proceeding which after the Initial Execution Date is commenced against the Company or the Subsidiaries or against any director, officer, employee, consultant, agent or shareholder thereof with respect to the affairs of the Company or the Subsidiaries.

          4.9. Confidentiality Agreements. Seller has entered into certain additional confidentiality agreements (similar to the Confidentiality Agreement, dated May 12, 1993, between Grupo Synkro, S.A. de C.V. and Seller (the "Confidentiality Agreement")) with third parties regarding the possible sale of the Company and the Subsidiaries, and, to the extent any such confidentiality agreement is capable of being assigned, at the Closing, Seller will assign all of its rights in such confidentiality agreement to Purchaser.

          4.10. Resignations. Effective as of the Closing, Seller will cause to be removed or will deliver to Purchaser the written resignations of such of the Company's and the Subsidiaries' directors and officers and of the trustees, plan administrators and fiduciaries of the Employee Plans, as Purchaser will request.

          4.11. Limitation on Competition. For a period of three years after the Closing, Seller will not, and will cause
     Collins & Aikman Holdings Corporation ("C&A Holdings") and each entity controlled by C&A Holdings not to, directly or indirectly,
     (i) own, manage, operate, finance, join, control or participate in the ownership management, operation, financing or control of, or be associated as a director, partner or representative in

                                     48

     connection with, any profit or not-for-profit business or enterprise that directly or indirectly competes with the Business in the United States, Mexico or elsewhere. In the event that this Section 4.11 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. Seller acknowledges that a breach of this
     Section 4.11 will cause irreparable damage to the Company and the Subsidiaries, the exact amount of which will be difficult or impossible to ascertain, and that the Company's remedies at Law for any such breach will be inadequate. Accordingly, Seller agrees that upon a breach of this Section 4.11, the Company will be entitled to injunctive or other equitable relief.


                              V.  THE CLOSING

          5.1. Conditions Precedent to Obligations of Purchaser and Seller. The obligations of each of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the conditions that, subject to the last sentence of this Section 5.1, (a) each of the governmental and other approvals, consents

                                     49

     or waivers identified with an asterisk on Schedule 3.1.5 or
     Schedule 3.2.3 shall have been obtained and be in full force and effect as of the Closing and (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which restrains or prohibits the Closing. Either of the foregoing conditions may be waived, (i) insofar as it is a condition to the obligations of Purchaser, by Purchaser at its option and in its sole discretion and (ii) insofar as it is a condition to the obligations of Seller, by Seller at its option and in its sole discretion.

          5.2. Additional Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser in its sole discretion:

               5.2.1.  No Material Misrepresentation or Breach.
     (a) Seller shall have performed in all material respects the covenants and agreements herein required to be performed by it in whole or in part on or prior to the Closing, (b) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Initial Execution Date and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for representations or warranties of Seller in Section 3.1.14, which shall be true and correct in all

                                     50

     material respects as of the specified date, and (c) Seller shall have delivered to Purchaser a certificate affirmatively certifying to each of the matters set forth in clauses (a) and
     (b) above, dated the Closing Date and signed by one of its executive officers on its behalf, as well as certificates of each of the President or a Vice President acceptable to Purchaser and the Chief Financial Officer of the Company affirmatively certifying to their knowledge as to the same matters, dated the Closing Date, signed by such persons;

               5.2.2.  Transfer Documents; Seller Financing Documents.

     There shall have been delivered to Purchaser by Seller certificates representing the Shares, which certificates shall be duly endorsed in blank for transfer or accompanied by duly executed stock powers endorsed in blank, and, if required by
     Section 5.6.1 the Seller Financing Documents (as hereafter defined) to which Seller is to be a party;

               5.2.3. Credit Agreement. Purchaser shall have received evidence reasonably satisfactory to it that the Company and the Subsidiaries have been released effective as of the Closing from all obligations and liabilities with respect to the Credit Agreement, as amended and/or modified, and that all Liens or other encumbrances on any of the assets or securities of the Company and the Subsidiaries (including without limitation the Shares and Subsidiary Shares) arising from or related to such Credit Agreement have been terminated and released;

               5.2.4. Opinions of Counsel. Purchaser shall have received the opinions of the General Counsel of Seller and of

                                     51

     Jones, Day, Reavis & Pogue addressed to Purchaser in the form of Schedules 5.2.4(a) and (b) respectively; and

               5.2.5. Pending Litigation. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which would be to impair Purchaser's ownership and control of the Company and the Subsidiaries.

          5.3. Additional Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller in its sole discretion:

               5.3.1.  No Material Misrepresentation or Breach.
     (a) Purchaser shall have performed in all material respects the covenants and agreements herein required to be performed by it in whole or in part on or prior to the Closing, (b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Initial Execution Date and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and (c) Purchaser shall have delivered to Seller a certificate affirmatively certifying to each of the matters set forth in clauses (a) and (b) above, dated the Closing Date and signed by its chief executive officer on its behalf;

                                     52

               5.3.2. Closing Payment. Subject to Section 5.6.1, Purchaser shall have delivered to Seller the cash and other consideration specified in Section 2.1; and

               5.3.3. Opinion of Counsel. Seller shall have received the opinion of Dechert Price & Rhoads addressed to Seller in the form of Schedule 5.3.3.

          5.4. The Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 5.1, 5.2 and 5.3, the consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place on January 28, 1994 (herein the "Closing Date"). The Closing will take place at 10:00 A.M., Eastern Time, at the offices of Jones, Day, Reavis & Pogue at 599 Lexington Avenue, New York, New York 10022.

          5.5. Seller's Obligations. At the Closing, Seller will deliver to Purchaser the following, at the expense of Seller and in proper form for recording when appropriate:

               5.5.1. Transfer Documents. Appropriate transfer documents executed and acknowledged in accordance with Section 5.2.2;

               5.5.2.  Receipts.  Appropriate receipts; and

               5.5.3. Other Documents. Such other documents as may be contemplated by the provisions of this Agreement.

          5.6. Purchaser's Obligations. At the Closing, Purchaser will deliver to Seller the following, at the expense of Purchaser and in proper form for recording when appropriate:

                                     53

               5.6.1.  Closing Payment; Seller Financing Documents.
     In the manner specified in Section 2.1, an amount equal to $170,000,000, representing the Closing Payment, and the Warrant; provided, however, that in the event that Purchaser has not received by the Closing Date net proceeds of not less than $70,000,000 of senior financing for the transactions contemplated by this Agreement, then at the Closing, (a) Purchaser will instead deliver to Seller $100,000,000, (b) Purchaser will execute and deliver to Seller the Senior Bridge Note, the Subordination Agreement, the Consent and Agreement of the Company and Purchaser to the Subordination Agreement, and the Increasing Rate Senior Secured Note, which Note is being delivered in escrow, each as attached as a part of Schedule 5.6.1 (the "Seller Financing Documents"), and (c) K-R Leasing Corporation, a wholly owned subsidiary of the Company, will be merged into the Company; and

               5.6.2. Other Documents. Such other documents as may be contemplated by the provisions of this Agreement.

          5.7. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:
               (a) By the mutual written consent of Purchaser and Seller;
               (b) By Purchaser or Seller if the Closing shall not have occurred on or before January 28, 1994; and
               (c) By either Purchaser or Seller if there shall have been entered a final, nonappealable order or injunction of

                                      54

          any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.
     In the event of the termination of this Agreement under this
     Section 5.7, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except (A) under Section 4.1(b), and (B) as may arise by reason of a material breach prior to such termination of any representation, warranty, covenant or agreement contained in this Agreement, including without limitation Sections 4.3, 4.4 and 4.7.
          5.8. The Purchaser-Company Merger. Immediately after the Closing, Purchaser will be merged into the Company (the "Merger"), whereupon, without further action, the Company, as the surviving corporation in the Merger, will assume all of the liabilities and obligations of Purchaser hereunder, under the Warrant and under the Seller Financing Documents.

                     VI.  SURVIVAL AND INDEMNIFICATION


          6.1.  Survival of Representations, Warranties and Covenants.

     (a) Each of the representations and warranties contained in this Agreement or in any certificate or other instrument delivered at the Closing will survive the Closing and remain in full force and effect for the periods specified in Schedule 6.1. Any claim for indemnification with respect to any breach of a representation or warranty which is not asserted pursuant to the giving of a Notice

                                     55

     of Claim for Indemnity (as hereafter defined) within such specified periods of survival may not be pursued and is hereby irrevocably waived. Any claim for indemnification asserted within such specified periods of survival pursuant to the giving of a Notice of Claim for Indemnity will be timely made for purposes hereof.
          (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and agreements contained in this Agreement will survive the Closing and remain in effect indefinitely.

          6.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all loss, liability, claim, demand, obligation, damage, deficiency, cost or expense (including without limitation reasonable attorneys' fees and expenses), including without limitation any of the foregoing relating to, resulting from or arising out of any action, suit, administrative proceeding, investigation, audit or other proceeding brought by any person or entity and any settlement or compromise thereof, reduced by the amount of any Third-Party Recovery (as hereafter defined), but only to the extent such Third-Party Recovery is not reasonably likely to result in any significant additional insurance premium

                                     56

     or cost to the Indemnitee or its Affiliates, (v) "Indemnifiable Law Losses" means any Indemnifiable Loss relating to, resulting from or arising out of any breach by Seller of any of the representations or warranties of Seller contained in Section 3.1.8, (vi) "Third Party Claim" means any threat, demand, action, suit, administrative proceeding, investigation or audit or other proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement, and (vii) "Notice of Claim for Indemnity" means a written notice given in accordance with Section 8.1 which (A) if based upon a Third Party Claim against any Indemnitee, must include copies of all material notices and documents received by the Indemnitee with respect to such Third Party Claim and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee, or (B) if based upon an alleged breach of a representation, warranty, covenant or agreement contained in this Agreement, which does not relate to, result from or arise out of a Third Party Claim (a "Direct Claim"), and which relates to, results from or arises out of an event or circumstance discovered by the Indemnitee which the Indemnitee in good faith reasonably believes is reasonably likely to lead to the incurrence of an Indemnifiable Loss by reason of such alleged breach, whether or not the Indemnifiable Loss is actually suffered or sustained within the applicable period of survival specified in Schedule 6.1, must include in reasonable detail the basis for the Indemnitee's good faith, reasonable belief and must indicate the

                                      57

     estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee; provided, however, that the Indemnifying Party will have no liability with respect to any estimate referred to in this clause
     (vii) and any such estimate will, itself, in no way limit or enlarge the amount of Indemnifiable Loss recoverable by the Indemnitee indicating such estimate.
          (b)  Notwithstanding any other provision hereof, other than
     Section 6.2(g), or of any applicable Law:
               (i) No Indemnitee will be entitled to recovery under Sections 6.3(a)(i) or 6.3(b)(i) unless and until the aggregate amount of Indemnifiable Losses incurred by the Indemnitee in respect of any individual event or occurrence or any series of related events or occurrences giving rise to such Indemnifiable Losses exceeds $25,000, in which event (subject to the following provisions of this Section 6.2), such Indemnitee may assert its right to indemnification hereunder to the full extent of its Indemnifiable Losses in respect thereof;
              (ii)  No Indemnitee will be entitled to recovery under
          Section 6.3(a)(i) for any Indemnifiable Loss, which Indemnifiable Loss is not an Indemnifiable Law Loss, or for any Indemnifiable Loss under Section 6.3(b)(i) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses, including Indemnifiable Law Losses under Section 6.3(a)(i) or 6.3(b)(i), as applicable, exceeds $2,500,000, and then only to the extent of the excess; and

                                      58

             (iii)  No Indemnitee will be entitled to recovery under
          Section 6.3(a)(i) for any Indemnifiable Law Loss unless and until (A) a claim for an Indemnifiable Loss under Section 6.3(a)(i) may be made against Seller pursuant to Section 6.2(b)(ii), and (B) the aggregate amount of claims for Indemnifiable Law Losses exceeds $1,500,000, and then only to the extent of the excess.
          (c) Notwithstanding any other provision of this Agreement, other than Section 6.2(g), the indemnification obligations of Seller under Section 6.3(a)(i) and of Purchaser under Section 6.3(b)(i) will not exceed $75,000,000.
          (d) As between Seller and any Post-Closing Affiliate, on the one hand, and Purchaser or any Affiliate thereof, including without limitation after the Closing, the Company and the Subsidiaries (collectively, the "Purchaser Companies"), on the other hand, the rights and obligations set forth in this Agreement will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby (other than, prior to the Closing, the Confidentiality Agreement). Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, and in light of, among other factors, the acknowledgements contained in Section 3.3, each of the parties to this Agreement hereby waives any claim or cause of action which it otherwise might assert, including without limitation under the common law or federal or

                                     59

     state securities, trade regulation, environmental or other Laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby (other than in respect of the Confidentiality Agreement), except for (i) claims or causes of action brought under and subject to the terms and conditions of this Agreement, or (ii) injunctive or other equitable relief (other than for rescission or rescissory or similar damages).
          (e) No Indemnifying Party may assert any offset or similar right in respect of its obligations under Section 6.3 based upon any actual or alleged breach of any representation, warranty or covenant in this Agreement; provided, however, that the inability to assert any such offset or similar right pursuant to this sentence will not of itself result in a waiver of any such actual or alleged breach, which may, subject to Sections 6.1 and 6.4 and the other provisions of this Section 6.2, be asserted pursuant to
     Section 6.3.
          (f) No Indemnifying Party may assert any claim for indemnification under Section 6.3(a)(iii)(F) unless the event giving rise to Indemnifiable Losses covered thereby occurs prior to the first anniversary of the Closing Date and then only to the extent that, in connection with any Indemnifiable Losses so suffered, the Company operated the facility referred to therein in substantially the same manner as previously operated by the Company, including without limitation compliance with the safety and other rules summarized on Schedule 6.2(f).

                                     60

               (g)  Notwithstanding any other provision hereof,
     (i) Sections 6.2(b) and (c) will not apply to breaches of Sections 3.1.2, 3.1.19, and 3.2.5, and (ii) Section 6.2(c) will not apply in the case of actual fraud.
          6.3. Indemnification. (a) Subject to Sections 6.1, 6.2 and 6.4, Seller will indemnify, defend and hold harmless Purchaser and each other Purchaser Company and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:
               (i) Any breach by Seller of any of the representations or warranties of Seller contained in this Agreement;
              (ii) Any material breach by Seller or any Post-Closing Affiliate of any covenant of Seller or any Post-Closing Affiliate contained in this Agreement; and
             (iii) Any of the following: (A)(1) any business formerly owned or operated by the Company or any Subsidiary or any predecessor of any thereof but not presently so owned or operated (collectively, "Previously Owned Businesses"), including without limitation the following disposed of businesses: 1979 sale of Bostonian Shoes; 1985 sale of men's and women's clothing manufacturing company; 1987 sale of Nazareth/Century (an infant wear manufacturing company); 1989 sale of Cole, Catalina and Colina (a bathing suits and sportswear manufacturer); 1989 sale of Her Majesty Clothes Company (girl's dresses); 1990 sale of European hosiery and socks business; and 1992 sale of yarn covering operations,

                                     61

          and (2) any matter arising out of, or related to, any indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of a Previously Owned Business; (B) the Stamina Mills Superfund site in Rhode Island and the Beaunit Superfund site in South Carolina and any Third Party Claims in any way related to or in connection with those sites;
          (C) Third Party Claims (including without limitation arising out of any personal injury, property damage claims or clean-up, remediation or investigation obligation) in connection with or arising from any environmental condition related to
          (1) any property previously owned, operated, leased, used, occupied or controlled by any Previously Owned Business or by the Company or any Subsidiary or any predecessor of any thereof but not presently so owned, operated, leased, used, occupied or controlled or (2) any other property on which any materials that were used at, originated from or were generated at or resulted from activities conducted at any property identified in clause (1) above have come to be located; (D) the Credit Agreement; (E) any liability of the Company or any Subsidiary for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) the Company or any Subsidiary based upon an actual or alleged breach of fiduciary duty of such person prior to the Closing; (F) any Third Party Claim relating to, resulting

                                      62

          from or arising out of the failure, if applicable, of the roof on the Company's Goldston, North Carolina facilities to comply with the local building code with respect to load bearing capacity (nothing herein to be deemed to constitute an admission that such roof is not in compliance with such requirements); and (G) the premises leased by the Company at 640 Fifth Avenue, New York, New York or the lease, subleases or licenses related thereto.
          (b) Subject to Sections 6.1, 6.2 and 6.4, Purchaser will indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:
               (i)  Any breach by Purchaser of any of the
          representations or warranties of Purchaser contained in this Agreement; and
              (ii) Any material breach by Purchaser or any Purchaser Company (other than the Company, which has separate indemnification obligations under Section 6.2(c)) of any covenant of Purchaser or any such Purchaser Company contained in this Agreement.
          (c) Subject to Sections 6.1, 6.2 and 6.4, the Company will indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives from and against any and

                                     63

     all Indemnifiable Losses relating to, resulting from or arising out of:
               (i) Any material breach by the Company of any covenant of the Company contained in this Agreement which covenant requires performance by the Company after the Closing; and
              (ii) Any Third Party Claim in respect of the conduct of the Business or any part thereof, and any liability (whether primary or secondary or absolute or contingent) or obligation of, or in respect of, the Company, any Subsidiary or any predecessor of any thereof arising at any time prior to or after the Closing in respect of the conduct of the Business or any part thereof, except in each case to the extent Seller is obligated to indemnify any Purchaser Company with respect thereto pursuant to the terms of this Agreement.
          (d) The rights of Purchaser under clauses (i) through (iii) of Section 6.3(a) and of Seller under clauses (i) and (ii) of
     Section 6.3(b) and under 6.3(c) are cumulative.

          6.4. Defense of Claims. (a) Except as otherwise provided in Section 7.2.4, if any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is or may be obligated to provide indemnification under this Agreement, the Indemnitee will, as promptly as reasonably possible, give such Indemnifying Party a Notice of Claim for Indemnity, which notice will in any event be given not later than 30 calendar days after receipt of such notice of such Third Party Claim. The

                                     64

     Indemnifying Party and the Indemnitee will cooperate in good faith in evaluating and determining how the defense of such Third Party Claim should be administered. It is the intent of the parties that the party which is most likely to be liable for more than 50% of the monetary relief relating to a Third Party Claim should have the right to defend such Third Party Claim unless such Third Party Claim also seeks relief other than monetary damages, remediation or other monetary relief, in which case the Indemnifying Party will have no right to assume the defense thereof; provided, however, that (i) the right of the Indemnifying Party to assume the defense of a Third Party Claim will be subject to its prior undertaking in writing fully to indemnify the Indemnitee with respect thereto, subject to any applicable limitations under Section 6.2(b) and (ii) if the Indemnifying Party undertakes fully to indemnify the Indemnitee with respect thereto, after giving effect to the limitations set forth in Section 6.2, the Indemnifying Party will in all events have the right to assume the defense of any Third Party Claim which seeks only monetary damages, remediation or other monetary relief. Except as set forth in the immediately preceding sentence, if within ten calendar days after receipt by the Indemnifying Party of a Notice of Claim for Indemnity relating to a Third Party Claim, the Indemnifying Party and the Indemnitee have not agreed to the administration of the defense of such Third Party Claim, both the Indemnifying Party and the Indemnitee will jointly administer the defense of such Third Party Claim. Except as provided in Section 7.2.4, the Indemnifying Party will

                                     65

     have the right to participate in the defense of any Third Party Claim, in any case at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee).
          (b) If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in Section 6.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if (i) the Third Party Claim initially sought but ceases to seek, solely monetary damages, monetary remediation or other monetary relief or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days (or such shorter period as may be required to defend diligently such Third Party Claim) after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnifying Party has not undertaken in writing fully to indemnify the Indemnitee with respect thereto, subject to any applicable limitations under Section 6.2(b), or which commits the Indemnitee to take, or forbear to take, any

                                     66

     action (other than ministerial actions incident to settlement of such Third Party Claim). If a firm written offer is made to compromise or settle a Third Party Claim without (A) leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnifying Party has not undertaken in writing fully to indemnify the Indemnitee, and
     (B) committing the Indemnitee to take or forbear to take, any action (other than ministerial actions incident to settlement), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.
          (c) Any Direct Claim will be asserted by giving the Indemnifying Party a Notice of Claim for Indemnity as promptly as reasonably possible after discovery thereof.
          (d) A failure to give timely notice (other than within the time periods specified in Section 6.1(a)) or to include any specified information in any notice as provided in this
     Article VI will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was

                                     67

     deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.
          (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement against or with any person or entity which is not an Affiliate of the Indemnitee (a "Third-Party Recovery"), the amount of such reduction, in each case less any costs, expenses, premiums or taxes incurred in connection therewith, together with interest thereon from the date of payment thereof at the rate of interest described in Section 2.2(e), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third person or entity that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that
     (A) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (B) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third person or entity on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third person or entity. Without limiting the generality or effect of any other

                                     68

     provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.
          (f) Amounts payable in respect of Indemnifiable Losses hereunder will be treated as adjustments to the Purchase Price.
                     VII.  OTHER POST-CLOSING COVENANTS

          7.1.  Employees and Employee Benefit Plans.

               7.1.1. Assumption of Obligations. (a) Effective as of the Closing, the Company will assume and be solely responsible for all obligations and liabilities of Seller or any Post-Closing Affiliate arising at any time and relating to the employment or termination of employment from the Company or any Subsidiary of any Employee or Former Employee, including without limitation all obligations and liabilities arising out of or under the severance policies listed on Schedule 3.1.15 or under any other Employee Plan listed on Schedule 3.1.15 other than the C&A Equity Share Plan and the C&A Selling Bonus Plan, except to the extent such obligations or liabilities are (i) expressly retained by Seller or any Post-Closing Affiliate pursuant to this Section 7.1 or the
    1/30/93 Agreement (as defined in Schedule 3.1.14) or (ii) arise out of actions taken by Seller or any Post-Closing Affiliate after the Closing. Neither Purchaser nor any Purchaser Company will retain or assume any liability or responsibility with respect to the C&A Equity Share Plan and the C&A Selling Bonus

                                     69

     Plan, and Seller will retain or assume all such liability and responsibility.
          (b) Effective as of the Closing, the Company will assume and be solely responsible for all obligations and liabilities of Seller or any Post-Closing Affiliate relating to workers' compensation claims, damages and expenses which arise or are incurred at any time with respect to the employment relationship of any Employee or Former Employee with the Company or any Subsidiary, including without limitation the responsibility for administering all such claims, damages or expenses, and Seller and each Post-Closing Affiliate will be relieved of all such obligations and liabilities.
          (c) Neither Purchaser nor any other Purchaser Company will retain or assume any obligations or liabilities that were assumed by Seller with respect to employee benefits under the 1/30/93 Agreement, and Seller will retain all such obligations or liabilities. In addition, neither Purchaser nor any other

     Purchaser Company will retain or assume any obligations or liabilities with respect to employees or former employees of any business other than the Business.

               7.1.2. Transfer from Wickes Master Trust. As soon as practicable after the Closing Date, but in no event later than 60 calendar days thereafter, Purchaser will, or will cause another Purchaser Company to, establish a trust to hold the assets of the Kayser-Roth Personal Account Retirement Plan (the "Retirement Plan"), or will designate an existing trust for such purpose, and Seller will transfer to such trust from the Wickes Master

                                     70

     Retirement Trust cash representing the proportionate interest of the Retirement Plan in the Wickes Master Retirement Trust.

               7.1.3. Plan Amendments or Terminations. No provision of this Section 7.1 will limit any Purchaser Company's authority to discontinue, suspend or modify any and all benefits provided to Employees or Former Employees after the Closing Date. Neither Seller nor any Post-Closing Affiliate will be liable for any obligation or liability that may arise from the amendment or termination by any Purchaser Company of any employee benefit plan assumed or continued by any Purchaser Company under this Section 7.1.
               7.1.4. Determination Letter Application. The Company will submit the Personal Account Retirement Plan and the Employee Savings Plan listed on Schedule 3.1.15 to the appropriate Internal Revenue Service Key District Director for a determination letter within the remedial amendment period provided under Section 401(b) of the Code, and will make any reasonable changes requested by such Key District Director as a condition to qualification.

               7.1.5. Transitional Matters. Seller and Purchaser will use reasonable efforts to cooperate to (a) transfer to Purchaser or any other Purchaser Company any insurance and administrative services contracts that Purchaser wishes to continue with respect to any Employee Plan that Purchaser or any other Purchaser Company is assuming or continuing pursuant to this Agreement and (b) cause any insurance carrier or third party administrator administering workers' compensation or other

                                     71

     employee benefit obligations or liabilities assumed by Purchaser or any other Purchaser Company to deal directly with Purchaser or such other Purchaser Company.

               7.1.6. Continuing Benefit Plans. Subject to Section 7.1.3, it is Purchaser's present intention that for a period of at least six months after the Closing, the Company will continue to make available to salaried and hourly Employees and Former Employees benefit plans (including severance benefits) which will provide such Employees and Former Employees with benefits that are, in the aggregate, comparable to the benefits provided as of the Initial Execution Date to such Employees and Former Employees. Purchaser will, or will cause another Purchaser Company to, take all actions required so that Employees receive credit for their years of service with the Business or otherwise with the Company, any Subsidiary or Seller or any Post-Closing Affiliate prior to the Closing Date in determining eligibility and vesting under any retirement plan qualified under Section 401(a) of the Code made available or established by the Company or a Subsidiary after the Closing Date in which such Employees are eligible to participate.

          7.2.  General Post-Closing Matters.

               7.2.1. Post-Closing Notifications. Purchaser and Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Entity having jurisdiction over the Business.

                                     72

               7.2.2. Names, Trademarks, Etc. (a) Purchaser will cause the Company to revise Product literature, change signage and stationery, amend corporate constituent documents and otherwise discontinue use of the names "Collins & Aikman," "Wickes" and all variations thereof (collectively, the "C&A Trade Names") as promptly as practicable after the Closing; provided, however, that for a period of six months from the Closing Date, Purchaser, the Company and the Subsidiaries may consume stationery and similar supplies on hand as of the Closing which contain C&A Trade Names thereon. Without limiting the generality or effect of the foregoing, Purchaser will, and will cause the Company and the Subsidiaries to, discontinue (i) no later than the close of business on the calendar date that is six months after the Closing Date, affixing in any manner whatsoever any C&A Trade Name to any Product and (ii) no later than the close of business on the calendar day that is six months after the Closing Date, selling, shipping and delivering any assembled Product having any C&A Trade Name affixed thereto in any manner whatsoever. Nothing in this Section 7.2.2 will affect the rights and obligations of the parties under Section 6.3.
          (b) After the Closing, Seller will not have the right to use any of the Intellectual Property, but nothing herein will restrict the rights of Seller or any Post-Closing Affiliate in respect of publicly available technical knowledge or know-how, or any technical knowledge or know-how acquired by Seller after the Closing Date.

                                     73

               7.2.3. Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 90 calendar days after the Closing Date, Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records and files relating to the Business, the Company or any of the Subsidiaries (collectively, "Records") in the possession of Seller or any other Post-Closing Affiliate to the extent not in the possession of the Company, any of the Subsidiaries or Purchaser, subject to the following exceptions:
               (i) Purchaser recognizes that certain Records may contain only incidental information relating to the Company or any Subsidiary or may primarily relate to Seller or the Post-Closing Affiliates, or the businesses of Seller or the Post-Closing Affiliates other than the Business, and that Seller and the Post-Closing Affiliates may retain such Records and Seller will at Purchaser's request made at any time (whether or not within the aforementioned 90-day period) specifying the items needed deliver appropriately excised copies of such Records; and
              (ii) Seller and the Post-Closing Affiliates may retain any Taxs Returns, but will promptly make available to Purchaser or Purchaser's representatives information appearing on such Tax Returns or in related documents which relates to the Company, any of the Subsidiaries or the Business or which Purchaser will reasonably request to fulfill tax-related or financial obligations or obligations under this Agreement.

                                     74

     After the Closing, Purchaser will, and will cause the other Purchaser Companies to, and Seller will, and will cause the Post-Closing Affiliates to, retain all Records required to be retained pursuant to obligations imposed by any applicable Law; provided, however, that Seller will not be required to retain those Records specified in Section 7.2.3(a)(i). Except as provided in the immediately preceding sentence, Purchaser will, and will cause the other Purchaser Companies to, and Seller will, and will cause the Post-Closing Affiliates to, use all reasonable efforts to retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing, or permitting any Post-Closing Affiliate or Purchaser Company to dispose, of any such Records, Seller or Purchaser, as the case may be, will use its best efforts to give notice to such effect to the other party and to give the other party, at such other party's cost and expense, an opportunity to remove and retain all or any part of such Records as such other party may elect.
          (b) After the Closing, upon reasonable notice, each of Purchaser and Seller will give, or cause to be given, to the representatives, employees, counsel and accountants of the other access, during normal business hours, to Records relating to periods prior to or including the Closing and will permit such persons to examine and copy such Records, to the extent reasonably necessary to the other party in connection with Tax and financial reporting matters (including without limitation any Tax Return relating to state or local real property transfer or gains Taxes), audits, legal proceedings, governmental

                                     75

     investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, privileged or classified information. Seller and Purchaser each will provide or will make available to such party access to, and assistance from, employees of the other and its Affiliates (including with respect to Purchaser, the Company and the Subsidiaries) for the purposes of, and with the limitations described in, the preceding sentence; provided, however, that in connection with any Third Party Claim or Direct Claim, Seller and Purchaser each will (i) provide or will make available to the other reasonable access to all Records and employees of it and its Affiliates (including, with respect to Purchaser, the Company and the Subsidiaries) as the other party may reasonably request in connection with the administration, management and defense of such claim (including without limitation access to employees for the purpose of reviewing and responding to pleadings and documents filed or otherwise delivered or relevant in any such claim, and testifying in any deposition, investigation, trial or other proceeding) and
     (ii) use reasonable efforts to maintain the attorney-client privilege and the attorney work product doctrine, if any, with respect to any Records. Seller and Purchaser will, and will cause their respective Affiliates to, cooperate with each other in the conduct of any Tax audit, claim for refund of Taxes, or

                                     76

     similar proceedings involving or otherwise relating to the Company, any of the Subsidiaries or the Business (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
     Section 7.2.3(b) in light of the obligations and responsibilities allocated by the provisions of Section 7.2.4. Purchaser will, and will cause each other Purchaser Company to, cooperate with Seller in Seller's filing and pursuing (at Seller's sole cost and expense) any claim for refund or credit of Income Taxes or Unemployment Taxes made in good faith relating to the Company, any of the Subsidiaries or the Business attributable to any taxable period that ends on or before the Closing Date ("Pre-Closing Tax Period") or any Straddle Period subject to
     Section 7.2.4(h) (including without limitation any claim for refund or credit with respect to Tax Returns filed in connection with the operation of the manufacturing facilities of the Business located in Arecibo, Puerto Rico). Without limiting the generality or effect of the foregoing, Purchaser will provide, or cause to be provided, to Seller upon request, as promptly as possible, for the year in which the Closing Date takes place, copies of any Tax Return in which the Company or any Subsidiary is included provided that Seller has indemnified Purchaser, in whole or in part, for such Tax in such period pursuant to Section
     7.2.4. Purchaser will use all reasonable efforts to ensure that the information and Tax Returns described in this Section

                                     77

     7.2.3(b) can be provided to Seller in the event that Purchaser disposes of the Shares or any portion of the Business.
          (c) It is expressly understood and agreed that all information obtained and exchanged pursuant to this Section 7.2.3 will be treated by the parties hereto as confidential and will be used and disclosed to third parties only for the purposes permitted or contemplated by this Agreement, including the preparation and filing of Tax Returns and other Tax-related documents.
          (d) Without limiting the generality or effect of any other provision hereof, in connection with the "Assumed Liabilities" as defined in the 1/30/93 Agreement or the liabilities covered by the indemnification referred to in Section 6.3(a)(iii) (collectively, the "Retained Liabilities"), the Company (i) will, at the request and expense of Seller, deliver to Seller copies of any Records within its possession that relate to the Retained Liabilities, (ii) will make available to Seller such personnel and information as may be reasonably available to the Company and as Seller may reasonably request in connection with the defense or administration of the Retained Labilities and will promptly forward to Seller copies of all written communications received by the Company after the Closing relating to the Retained Liabilities, (iii) hereby assigns to Seller its entire right, title and interest in each and every Retained Liability and agrees that, as to any such matter, Seller will have the sole right to initiate, prosecute, defend or settle any such Retained Liability in the name of the Company, using counsel of Seller's

                                     78

     choice, the Company hereby (A) waiving any right it might otherwise have to designate counsel in such matter,
     (B) acknowledging that Seller's right to appoint counsel and to control such litigation is a right the quantification of the value of which is difficult if not impossible to determine,
     (C) agreeing to specific performance of the rights provided in this Section, and (iv) Seller will cooperate fully in connection with the pursuit of insurance coverage directly or indirectly relating to any Retained Liability that could or might implicate any common policies of insurance and provide such assistance and execute such documentation or consents as might be necessary or appropriate to effectuate the purposes of this Section 7.2.3(d); provided, however, that nothing in this Section will be construed to require the Company to take any action that would lead to liability or create any financial or other obligation on the part of the Company for which Seller has not undertaken in writing fully to indemnify the Company or which commits the Company to take, or forbear to take, any action in the conduct of the Business.
          (e) Notwithstanding any other provision hereof, the 1/30/93 Agreement will not be affected by the existence of this Agreement or the consummation of the Closing, except that if the Closing occurs (i) the last sentence of Section 2 of the 1/30/93 Agreement will be amended by deleting it in its entirety and inserting in lieu thereof the following:
               "K-R hereby agrees that nothing in this
               Agreement will relieve K-R of its obligations in respect of any of its liabilities other than the Assumed Liabilities and that Group

                                     79

               shall have no obligation by reason of this Agreement to pay, perform or discharge any of K-R's liabilities other than the Assumed
               Liabilities."

     and (ii) the second sentence of Section 4 of the 1/30/93 Agreement will be amended by inserting the word "reasonably" between the words "may" and "request" therein.
          (f) Without limiting the generality or effect of any other provision hereof, Seller will have the right and obligation to defend and to control the defense, prosecution, investigation, remediation or other action in respect of the matters described in Section 6.3(a)(iii)(B) and (C) (the "Environmental Matters"). The Company will, and will cause any Subsidiary to, cooperate in good faith with Seller in the defense, prosecution, investigation, remediation or other action in respect of the Environmental Matters, including without limitation providing such certifications as may be required by any Governmental Entity regarding the financial condition of the Company and the Subsidiaries.

          7.2.4.  Certain Tax Matters.  (a)(i)  Except as provided in
     Section 7.2.4(a)(iii), Purchaser and Seller will share equally the transfer Taxes imposed by any taxing jurisdiction, domestic or foreign, with respect to the Transfer of the Shares on account of this Agreement.
              (ii) Seller will pay any Taxes that are attributable to the Transfer of the assets and rights described in Schedule 2.3.
             (iii) Seller will be responsible for compliance with the New York State stock transfer tax prior to the Closing, including

                                     80

     filing any required forms and paying any amount required to be paid.
          (b)(i) Seller hereby agrees to pay and to indemnify Purchaser and its Affiliates (including without limitation the Company and the Subsidiaries) and hold them harmless from and against (A) all Income, Unemployment, Withholding and Foundation Taxes (including without limitation all Taxes arising from or attributable to the deemed sale of assets under the provisions of Code section 338 or similar provisions of applicable Law) for which the Company or any Subsidiary is liable for any Pre-Closing Tax Period and for any Straddle Period (but with respect to a Straddle Period, only to the extent of Seller's portion of such Taxes based on an interim closing of the books as of the end of the Closing Date), other than to the extent such Taxes are reflected as a liability on the Closing Date Balance Sheet and
     (B) all liability for costs and expenses (including reasonable attorneys and accountants fees) attributable to any audit, investigation, contest or dispute involving the foregoing.
     Seller will promptly notify Purchaser of the amount and date on which all such payments were made and the type of Tax in respect of which such payments were made.
              (ii) Purchaser hereby agrees to pay and to indemnify Seller and its Affiliates (including without limitation the Post-Closing Affiliates) and hold them harmless from and against
     (A) all Taxes except those described in Sections 7.2.4(a)(ii), 7.2.4(a)(iii), 7.2.4(b)(i) and 7.2.4(i) and except those for which Seller is indemnifying Purchaser under any other provision

                                     81

     of this Agreement, for which the Company or any Subsidiary is liable and (B) all liability for costs and expenses (including reasonable attorneys and accountants fees) attributable to any contest or dispute involving the foregoing.
          (c) Seller will prepare and file or cause to be prepared and filed all Income Tax Returns for the Company and each of the Subsidiaries required to be filed with the appropriate Governmental Entities (other than Income Tax Returns to be filed in Puerto Rico) (i) for any Pre-Closing Tax Period and (ii) for any Straddle Period ending on or before January 29, 1994, if the relevant taxing jurisdiction does not accept a Tax Return which treats the Closing Date as the end of a taxable period within the Straddle Period. Seller will prepare and, if required to do so by applicable Law, deliver to Purchaser for signing and filing (provided in such case that such Returns have been prepared in good faith and to the knowledge of Seller, such Returns are correct and complete in all material respects) any Tax Returns described in the preceding sentence that have not been filed prior to the Closing Date including without limitation any Income Tax Returns reflecting a deemed sale of assets under the provisions of Code section 338 or similar provisions of applicable Law. Seller will make all payments shown thereon as owing with respect to any such Tax Returns, provided that Purchaser will pay to Seller its portion of total Taxes due for any Income Tax Return with respect to a Straddle Period as determined on the basis of an interim closing of the books as of the end of the Closing Date, but in no event will Purchaser be

                                     82

     required to pay any Tax attributable to a deemed sale of assets under the provisions of Code section 338 or similar provisions of applicable Law. Seller will in good faith compute the amounts so due from Purchaser and will notify Purchaser of such amounts no later than 10 calendar days before they are due to be paid. Seller will provide Purchaser or its representatives with such information as they shall reasonably request regarding the derivation of any such amount, including access to books, records, and appropriate personnel. If Purchaser disagrees with the amount so determined by Seller, it will give notice to Seller of its objections and the reasons therefor, and will pay to Seller at such time the portion of such amount not in dispute. Seller and Purchaser will then diligently endeavor to resolve such differences. If agreement on these matters cannot be reached within 20 calendar days after notice has been given by Purchaser to Seller of Purchaser's objections, the Resolution Accountants will determine the appropriate allocation on the basis of an interim closing of the books and such determination will be binding on the Seller and Purchaser. The fees and other expenses of the Resolution Accountants' determination will be borne equally by the Purchaser and Seller.
          (d)(i) This Section 7.2.4(d) applies with respect to any taxable period of the Company or a Subsidiary that includes but does not end on the Closing Date (such period being referred to herein as a "Straddle Period").
              (ii) If the relevant taxing jurisdiction accepts a Tax Return which treats the Closing Date as the end of a taxable

                                     83

     period within the Straddle Period, Seller's and Purchaser's obligations with respect to preparation and filing of the Tax Return and making payments of Taxes and indemnifications with respect to the portion of the Straddle Period ending on the Closing Date will be determined under Sections 7.2.4(b), 7.2.4(c) and 7.2.4(e) as if the portion of the Straddle Period ending on the Closing Date were a Pre-Closing Tax Period.
             (iii) If the relevant taxing jurisdiction does not accept a Tax Return which treats the Closing Date as the end of a taxable period within the Straddle Period, except as otherwise provided in Section 7.2.4(c), Purchaser will prepare and file or cause to be prepared and filed such Tax Return for the Straddle Period and in that case, Purchaser will make all payments shown as owing on such Tax Return; provided, however, that Seller will remit to Purchaser Seller's portion of the total Taxes (to the extent such Taxes are not reflected on the Closing Date Balance Sheet) due for the Straddle Period determined on the basis of an interim closing of the books as of the end of the Closing Date; provided, further, that for purposes of determining Seller's portion in the case of ad valorem Taxes, such Taxes will be allocated on a per diem basis. Such payment will be made by Seller to Purchaser not later than 15 calendar days after notice thereof is given by Purchaser to Seller. If Purchaser is taxable on such remittance, the amount due to Purchaser in this connection will be increased by the amount of the Tax on the remittance.

                                      84

              (iv) Without limiting the generality of obligations to cooperate and provide access to records under this Agreement, Seller and Purchaser will cooperate with one another in the preparation of Tax Returns subject to this Section 7.2.4(d), including providing reasonable access to appropriate records.
               (v)  Notwithstanding the foregoing provisions of this
     Section 7.2.4(d), Purchaser will prepare or cause to be prepared any Puerto Rico Income Tax Returns for taxable periods that end on or include the Closing Date. Such Puerto Rico Income Tax Returns will be prepared on a basis consistent with prior year Puerto Rico Income Tax Returns (unless Purchaser in good faith concludes that such basis would be clearly impermissible or clearly incorrect). Purchaser will provide or cause to be provided such Puerto Rico Income Tax Returns to Seller for Seller's review at least 30 calendar days prior to the due date (including extensions) for the filing of such Returns. Purchaser will be responsible for filing such Puerto Rico Income Tax Returns and paying amounts shown thereon as due. Except to the extent that amounts shown as due on such Puerto Rico Income Tax Returns are reflected on the Closing Date Balance Sheet, Seller will pay to Purchaser the amount of such Tax shown as due prior to the date on which such Tax Return is due (without regard to extensions) and, if Purchaser is taxable on such remittance, the amount due to Purchaser in this connection will be increased by the amount of the Tax on the remittance.
          (e)  Except as otherwise provided in Section 7.2.4(c) or
     Section 7.2.4(d), Purchaser will prepare and file or cause to be

                                     85

     prepared and filed all Tax Returns for the Company and each of the Subsidiaries that are required to be filed with the appropriate Governmental Entities for all periods as to which such Tax Returns are due after the Closing Date (taking into account all extensions of due dates). Except as otherwise provided in the Agreement, Purchaser will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns.
          (f) In order to assist Seller in the preparation of all Tax Returns that Seller is required to prepare pursuant to
     Section 7.2.4(c) or 7.2.4(d), Purchaser will prepare (or cause another Purchaser Company to prepare) and deliver within 60 calendar days of receipt of Seller's request therefor, Seller's standard federal and state Tax Return data gathering packages relating to the Company and the Subsidiaries. An extension of such 60-day period may be requested, and Seller's consent to such request will not be unreasonably withheld. Such packages will be prepared on a basis consistent with the prior year's Tax Returns. In addition to providing such packages to Seller, Purchaser will promptly provide or cause to be provided to Seller such other information as Seller may reasonably request in order for the operations of the Company and the Subsidiaries to be properly reported in such Tax Returns.
          (g) Purchaser will pay or cause to be paid to Seller all refunds or credits of Income, Unemployment, Withholding and Foundation Taxes (including any interest thereon) actually received by Purchaser or any other Purchaser Company after the Closing Date (to the extent not reflected on the Closing Date

                                     86

     Balance Sheet) and attributable to Income, Unemployment, Withholding or Foundation Taxes paid by Seller or any Affiliate (or any predecessor of any thereof) with respect to any Pre-Closing Tax Period. Such payment will be made to Seller promptly, but in no event later than thirty calendar days, after
     (i) actual receipt of any such refund from the relevant taxing authority or (ii) any such credit has actually been applied by Purchaser, the Company or a Subsidiary to reduce a payment otherwise due, to the extent of such reduction. To the extent a refund or credit (including interest thereon) subject to this
     Section 7.2.4(g) is included in taxable income of the Company or a Subsidiary, the payment to Seller otherwise required pursuant to this Section 7.2.4(g) (without regard to this sentence) will be reduced by thirty percent of such payment.
          (h) (i) If a Tax Return with respect to an Income, Unemployment, Withholding of Foundation Tax for a Pre-Closing Tax Period for which Seller has indemnified Purchaser under Section 7.2.4(b)(i) is audited by a Governmental Entity or other tax authority or if a change in such Tax due for that period is proposed or assessed, Seller will be entitled to control the dealings with the appropriate Governmental Entity or tax authority and ensuing litigation, if any, with respect to the amounts indemnified and will have the right to settle or compromise such matters; provided, however, that Seller will consult with Purchaser about such matters and will give due regard to Purchaser's interests. Seller will have the right to claim in good faith a refund of an Income, Unemployment,

                                     87

     Withholding or Foundation Tax for a Pre-Closing Tax Period for which Seller has indemnified Purchaser under Section 7.2.4(b)(i) and to control the dealings with the appropriate Governmental Entity or tax authority in connection with the claim; provided, however, that Seller will consult with Purchaser about such matters before and after a claim is made and will give due regard to Purchaser's interests while pursuing such claim.
              (ii) If a Tax Return is audited with respect to an Income, Unemployment, Withholding or Foundation Tax for a Straddle Period ending prior to January 29, 1994, for which Seller has indemnified Purchaser under Section 7.2.4(b)(i) for the Tax for the portion of the Straddle Period through the Closing Date or if a change in such Tax due for that period is proposed or assessed, Seller will be entitled to control the dealings with the appropriate Governmental Entity or tax authority and ensuing litigation, if any, and will have the right to settle and compromise such matters; provided, however, that Seller will consult with Purchaser about such matters, will give due regard to Purchaser's interests, will diligently defend such matter and will not settle or compromise such matter without the written consent of the Purchaser, which consent will not be unreasonably withheld. Seller will have the right to claim in good faith a refund of an Income, Unemployment, Withholding or Foundation Tax for a Straddle Period for which Seller has indemnified Purchaser under Section 7.2.4(b)(i); provided, however, that such claim will not be made without Purchaser's written consent, which consent will not be unreasonably withheld.

                                     88

     If Seller makes such a claim, it will be entitled to control the proceedings relating thereto but will consult with Purchaser and will give due regard to Purchaser's interests while pursuing the claim. If the claim for refund results in a refund or credit, Seller will remit to Purchaser a portion of the recovered amount (net of expenses incurred by Seller in connection with the refund claim) reflecting the portion of the recovered Tax allocated under Section 7.2.4(d) to Purchaser.
             (iii) Except as otherwise provided in this Section 7.2.4(h), Purchaser will control all audits, refund claims and other proceedings involving any Tax Return of the Company or any Subsidiary.
          (i) Seller will indemnify, defend, and hold harmless Purchaser and each other Purchaser Company from and against any and all liability for any taxable period resulting from the joint and several liability (and any costs and expenses associated with audits, disputes, and contests relating to such liability) of one or more Purchaser Companies pursuant to Treasury Regulation
     Section 1.1502-6 or 1.1502-78 (or any comparable provision or provision of the same or similar effect of state, local, or other
     Law) by reason of any of the Purchaser Companies having been a member of any consolidated, combined or unitary group on or prior to the Closing Date.
          (j) Both Seller and Purchaser are eligible to and will join in making timely elections under Section 338(h)(10) of the Code ("Section 338(h)(10) Elections") with respect to the purchase of the Shares and with respect to each Subsidiary (except

                                     89

     Kayser-Roth de Puerto Rico, Inc., as to which Purchaser will make or cause to be made a timely election under Section 338(g) of the Code ("Section 338(g) Election")). All such elections will be made in accordance with applicable law. No later than 60 calendar days after the Closing, Seller and Purchaser will begin consulting with one another in order to evaluate the desirability of making (or refraining from making) Section 338(h)(10) Elections and the Section 338(g) Election in light of Treasury Regulations currently effective under Code Section 338 and giving due regard to the special tax status of Kayser-Roth de Puerto Rico, Inc. An appropriate amendment to this Agreement shall be made in writing if and to the extent that the parties subsequently agree that a Section 338(h)(10) Election or
     Section 338(g) Election should not be made with respect to the Company or one or more of its Subsidiaries.
          (k) Except to the extent Purchaser and Seller agree otherwise in writing, Purchaser and Seller will cooperate with one another and their respective representatives with regard to the timely preparing and filing of appropriate and effective
     Section 338(g) Elections and Section 338(h)(10) Elections and attachments thereto. Purchaser will deliver to Seller a duly executed and completed Internal Revenue Service Form 8023 as well as drafts of any required attachments (collectively, the "Section 338 Forms"), no later than 120 calendar days prior to the date the Section 338 Forms are required to be filed. In the event of any dispute with regard to the content of any Section 338 Form, the parties will diligently attempt to resolve such dispute. If

                                     90

     they have not done so by the seventy-fifth day prior to the date the Section 338 Form in question is required to be filed, the dispute will be resolved prior to the time such form is required to be filed by the Resolution Accountants. Once finalized, Seller will promptly cause the Section 338 Forms to be duly executed by an authorized person for Seller, and return such
     Section 338 Forms to Purchaser. Subject to the receipt by Purchaser of the Section 338 Forms executed by Seller, Purchaser will duly and timely file the Section 338 Forms in accordance with applicable tax laws, and will provide written evidence to Seller that it has done so. The obligations and procedures set forth in Section 7.2.4(j) and this Section 7.2.4(k) will apply for purposes of making elections for state and other non-federal Tax purposes which are similar to elections under Code Section 338(g) or Code Section 338(h)(10), it being the intent of the parties to this Agreement to effect such elections wherever permissible.
          (l) Within thirty calendar days after the Closing Date, Purchaser and Seller (or their representatives) will begin consulting with one another regarding (i) the allocation of consideration paid to Seller with respect to the covenant set forth in Section 4.11 and (ii) the fair market values of assets of the Company and the Subsidiaries in connection with allocations required under Code section 338 and comparable provisions of other applicable Laws. Seller and Purchaser will participate in such consultations in good faith and as reasonably requested by the other party with a view to making required

                                     91

     determinations of values in connection with determinations of Taxes. To the extent that Seller and Purchaser agree to values pursuant to this procedure, they will both utilize such values in determining the amount allocated to said covenant and the Tax consequences of the purchase of the Shares and the deemed sale of assets under Code section 338 and comparable provisions applicable under other Law. Neither Purchaser nor Seller will, and each will cause their Affiliates not to, take any action to modify or revoke the elections contained in or the content of any
     Section 338 Form (or comparable state or local form) without the express written consent of the other party. Purchaser and Seller agree that their Tax Returns and other appropriate documents will be consistent with the elections made under Code Section 338 (and, where applicable, similar non-federal elections) and not to take any position contrary thereto.
          (m) Seller will cause any tax sharing agreement between the Company or any Subsidiary and Seller or any Post-Closing Affiliate and any other tax sharing agreement under which the Company or any Subsidiary is bound, to be terminated effective as of the Closing Date; provided that the parties to this Agreement acknowledge that any such tax sharing agreement is intended and will remain in effect as to the Seller and any Post-Closing Affiliate. Upon such terminations, the Company and the Subsidiaries will be released from any and all liabilities or obligations under those agreements.
          (n) For purposes of this Agreement, (i) "Tax" or "Taxes" includes all federal, state, local, foreign, possessions

                                     92

     (including Puerto Rico) and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, gross receipts, transfer, payroll, withholding, and employment and unemployment taxes, together with interest and penalties thereon and estimated payments thereof, (ii) "Tax Return" or "Tax Returns" includes all returns, reports, information returns, forms, statements and other documents (including any amendments thereto) in connection with Taxes that are required to be filed with a Government Entity or other tax authority, or sent or provided to another party under applicable Law, (iii) "Income Tax" or "Income Taxes" means all Taxes imposed on, measured by, or which require reference to, net or taxable income (including any income, franchise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which require reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof,
     (iv) "Unemployment Tax" or "Unemployment Taxes" means the Taxes or other charges imposed under the North Carolina employment security law, together with interest and penalties thereon and estimated payments or deposits thereof, (v) "Withholding Tax" or "Withholding Taxes" means withholding taxes (including obligations to withhold) on payments of gross or net income, together with interest and penalties thereon and deposits thereof, and (vi) "Foundation Tax" or "Foundation Taxes" means any Tax imposed under Code section 4941, together with interest and penalties thereon and estimated payments or deposits thereof.

                                     93

          (o) On Closing Seller will provide Purchaser with a duly executed certificate certifying that Seller is not a "foreign person" within the meaning of Treasury Regulation Section 1.1445-2(b). The certificate will be substantially in the form set forth on Schedule 7.2.4(o).

               7.2.5. Insurance. (a) Except as referred to in the 1/30/93 Agreement, with respect to any loss, liability or damage relating to, resulting from or arising out of the ownership or conduct of the business on or prior to the Closing Date for which Seller would be entitled to assert, or cause any other person or entity to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller in respect of the Business or the Company or any Subsidiary ("Insurance"), at the request of Purchaser, Seller will use its reasonable efforts to assert, or to assist a Purchaser Company to assert, one or more claims under such Insurance covering such loss, liability or damage if a Purchaser Company is not itself entitled to assert such claim but Seller is so entitled and Seller will promptly pay to Purchaser any amounts recovered in respect of any such claim, provided that all of Seller's and each Post-Closing Affiliate's out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the next sentence of this Section 7.2.5, are, at the option of Seller, paid in advance or are promptly reimbursed by Purchaser. Seller will be deemed, solely for the purpose of asserting claims for insurance pursuant to the immediately preceding sentence, to have retained

                                     94

     liability for such loss, liability or damage to the extent of the policy limits of the applicable Insurance; provided, however, that (i) Purchaser's obligations under Section 6.3(b) will not be affected by the provisions of this Section 7.2.5, (ii) the Company's obligations under Section 6.3(c) will not be affected by the provision of this Section 7.2.5, and (iii) with respect to any claim made by Seller under any Insurance pursuant to this
     Section 7.2.5, each of Purchaser and each Purchaser Company will jointly and severally indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives harmless from and against any Indemnifiable Loss relating to, resulting from or arising out of any deductible, policy limit, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, retrospective premium resulting from claims made under this Section 7.2.5 or other like arrangement by which Seller or any Post-Closing Affiliate, including without limitation any captive insurance company of Seller or any Post-Closing Affiliate, retains any liability under any such policy of Insurance or otherwise.
          (b) Until the Closing Date, if any Current Insurance Policy is cancelled or expires, Seller will use its reasonable efforts to have such Current Insurance Policy renewed or extended or to replace such policy with one or more policies providing substantially the same type and amount of coverage prior to such cancellation or expiration, provided that any such renewal, extension or replacement is on reasonable terms. After the

                                     95

     Closing Date, Seller will not terminate or otherwise discontinue any Current Insurance Policy solely for the purpose of obtaining a refund thereunder; provided, however, that nothing in this Agreement will prevent or interfere with Seller's right to terminate or otherwise discontinue any insurance policy, including without limitation any Current Insurance Policy, for any other reason, including without limitation in connection with the settlement or discharge of any claim.

                      VIII.  MISCELLANEOUS PROVISIONS

          8.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched) or three business days after having been dispatched by an internationally recognized overnight courier service to the appropriate party at the address specified below:
               (a) If to Purchaser (or, after the Closing, to the Company), to:

                    Legwear Acquisition Corporation
                    c/o Sander M. Bieber
                    Dechert Price & Rhoads
                    1500 K Street, N.W.
                    Washington, D.C.  20005
                    Facsimile No.:  (202) 626-3334
                    Attention:  President

                                     96


                    With a required copy to:

                    Dechert Price & Rhoads
                    1500 K Street, N.W.
                    Washington, D.C.  20005
                    Facsimile No.:  (202) 626-3334
                    Attention:  Sander M. Bieber, Esq.

               (b) If to Seller (or, prior to the Closing, to the Company), to:

                    Collins & Aikman Group, Inc.
                    8320 University Executive Park
                    Suite 102
                    Charlotte, North Carolina  28262
                    Facsimile No.:  (704) 548-8712
                    Attention:  Corporate Counsel

                    with a required copy to each of:

                    Wasserstein Perella & Co., Inc.
                    31 West 52nd Street, Seventh Floor
                    New York, New York  10019
                    Facsimile No.:  (212) 969-7879
                    Attention:  Mr. W. Townsend Ziebold

                    The Blackstone Group L.P.
                    345 Park Avenue, 31st Floor
                    New York, New York  10154
                    Facsimile No.:  (212) 754-8703
                    Attention:  Mr. John P. McNicholas

                    Jones, Day, Reavis & Pogue
                    599 Lexington Avenue
                    New York, New York  10022
                    Facsimile No.:  (212) 755-7306
                    Attention:  Robert A. Profusek, Esq.

     or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

          8.2. Expenses. Except as otherwise expressly provided herein, (a) Seller will pay any fees and expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and
     (b) Purchaser will pay any fees and expenses incurred by it

                                     97

     incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

          8.3. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement is intended to limit the parent company of Purchaser from Transferring any of the Shares following the Closing Date; provided further, that, any such sale or Transfer will not result in a termination of any of Purchaser's or the Company's covenants hereunder, including without limitation under Articles VI and VII.

          8.4. Waiver. Either Purchaser or Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that neither Purchaser nor Seller may, without the prior written consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding

                                     98

     sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

          8.5. Entire Agreement. Each of the representations, warranties, covenants and agreements of any party hereto contained in this Agreement or any Schedule hereto or any certificate delivered by or on behalf of such party pursuant to and which makes reference to this Agreement will be deemed incorporated and contained in this Agreement and will constitute representations and warranties of such party. This Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof, other than the Confidentiality Agreement, which will without further action terminate and be of no further force and effect as of the Closing. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth herein or in any written instrument signed by the parties and delivered at the Closing that refers to this Section 8.5. No investigation or receipt of information by or on behalf of Purchaser will diminish

                                     99

     or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement or the conditions to obligations of Purchaser under this Agreement. No investigation or receipt of information by or on behalf of Seller will diminish or obviate any of the representations, warranties, covenants or agreements of Purchaser under this Agreement or the conditions to obligations of Seller under this Agreement.

          8.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto or for any other purpose.

          8.7. Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

          8.8. Further Assurances. From time to time, as and when requested by either Purchaser or Seller, the other will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

          8.9. Applicable Law; Jurisdiction. (a) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the

                                    100

     State of New York, without giving effect to the principles of conflicts of law thereof.
          (b) Each party irrevocably submits to the exclusive jurisdiction of any United States federal court sitting in the Borough of Manhattan, City of New York (or absent lawful jurisdiction of such court, the Supreme Court of the State of New York, New York County), for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser hereby irrevocably designates, appoints and empowers Robert A. Cohen and Dechert Price & Rhoads and Seller hereby irrevocably designates, appoints and empowers the officers thereof, located in its New York office, in each case as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in New York with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

          8.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          8.11.  Certain Interpretive Matters and Definitions.
     (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in

                                   101

     accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the term "Affiliate" has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, and (vii) all references to "business days" will be to any day other than a weekend day or a day which is a holiday in either Mexico or the United States. All references to "$" or dollar amounts will be to lawful currency of the United States of America.
          (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
          (c) The inclusion of any matter on any Schedule will not be deemed an admission that such listed matter is material or a violation of any Law.

                                    102


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on January 28, 1994.

                                   COLLINS & AIKMAN GROUP, INC.



                                   By:
                                      Name:
                                      Title:



                                   LEGWEAR ACQUISITION CORPORATION



                                   By:
                                      Name:
                                      Title:


                                   KAYSER-ROTH CORPORATION


                                   By:
                                      Name:
                                      Title:



                                   103